UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

KBW, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐ Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

Explanatory Note

On April 29, 2011, KBW, Inc. (the “Company”) filed its definitive proxy statement with respect to its 2011 annual meeting of stockholders on the Securities and Exchange Commission’s EDGAR database. Subsequent to such filing, the Company discovered an inadvertent omission of a footnote reference in the “2010 Grants of Plan-Based Awards” table included in such filing, due to an error by the vendor that processed and submitted such filing. This omission occurred only in the proxy statement as it appears in the EDGAR database. The proxy statement that was distributed to stockholders and that was made available on the Internet (as described in the Company’s “Notice of Internet Availability of Proxy Materials” that was distributed to stockholders) was not affected.

The proxy statement contained in this filing includes the previously omitted footnote reference. There are no other changes from the version that was filed on the EDGAR database on April 29, 2011.

KBW, Inc.

787 Seventh Avenue

New York, New York 10019

April 29, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of KBW, Inc. The meeting will be held at 10:00 a.m., New York time, on Monday, June 13, 2011, at the AMA New York Executive Conference Center, located at 1601 Broadway (between 48th and 49th streets), New York, New York 10019.

The accompanying Notice of the 2011 Annual Meeting of Stockholders and the 2011 Proxy Statement describe the items to be considered and acted upon by stockholders at the Annual Meeting.

Please note our procedures for admission to the Annual Meeting, which are described in the Notice of the 2011 Annual Meeting of Stockholders.

If you are a stockholder of record and received printed proxy materials, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). If you are a stockholder of record and elected to receive the proxy materials electronically, you will receive an e-mail message with instructions on how to vote. Similarly, if you are a stockholder of record and received a notice of the Internet availability of the proxy materials in the mail, such notice also contains instructions on how to vote. If you are not a stockholder of record but are a beneficial owner of shares held in “street name,” you must follow the instructions provided by the broker, bank, trust or similar entity holding your shares to direct them how to vote your shares, which are similar to the voting procedures for stockholders of record.

Additional information regarding the distinction between stockholders of record and “street name” holders, as well as the various available voting procedures, are described further under the questions “What is the difference between a ‘record’ holder and a ‘street name’ holder?” and “How do I submit my proxy and vote my shares?” on pages 2 and 3, respectively. Whether or not you plan to attend the Annual Meeting, please sign, date and return your enclosed proxy card(s), or vote over the phone or Internet, as soon as possible so that your shares can be voted in accordance with your instructions.

You can revoke your proxy before the Annual Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy under the question “Can I change my vote after I have submitted my proxy?” on page 6 of this Proxy Statement.

Your vote is very important. I look forward to seeing you at the Annual Meeting.

This Proxy Statement, along with our 2010 annual report and the proxy, is being distributed to stockholders on or about April 29, 2011.

Sincerely,

JOHN G. DUFFY
Chairman of the Board
and Chief Executive Officer

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF KBW, INC.

TO BE HELD ON MONDAY, JUNE 13, 2011

KBW, Inc.

787 Seventh Avenue, New York, New York, 10019

NOTICE OF THE 2011 ANNUAL MEETING OF STOCKHOLDERS

Date:	Monday, June 13, 2011.

Time:	10:00 a.m., New York time.

Place:	AMA New York Executive Conference Center, 1601 Broadway (between 48th and 49th streets), New York, New York, 10019.

Purposes:	1.	To elect two Class II directors to serve on the Board of Directors until the annual meeting in 2014.

	2.	To hold an advisory vote on executive compensation (“say on pay” vote).

	3.	To hold an advisory vote on the frequency of future “say on pay” votes.

	4.	To ratify the appointment of KPMG LLP, the Company’s independent registered public accounting firm (independent auditors), for the year ending December 31, 2011.

	5.	To transact such other business that may properly come before the meeting and any adjournments thereof.

Who Can Vote:	Stockholders at the close of business on April 18, 2011.

How You Can Vote:

You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. You may also vote over the Internet as described on the proxy card or voting instruction card or on the notice of Internet availability of proxy materials, or you may vote over the telephone as described on the proxy card or voting instruction card. If you are receiving these proxy materials electronically, the e-mail message you received contains instructions for voting.

Who May Attend:

Only persons with either an admission ticket, evidence of stock ownership or who are guests of the Company may attend the meeting. Photo identification will be required (a driver’s license or passport is preferred).

•

If your shares are registered in your name:  If you received printed proxy materials, you must bring the admission ticket attached to your proxy card. If you only received the notice of Internet availability of proxy materials or you elected to receive your proxy materials electronically, please contact Alan Oshiki with Investor Relations at (866) 529-2339 and request an admission ticket.

•

If your shares are registered in the name of a broker, trust, bank or other nominee:  You must bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission ticket or proof that you own shares, you will not be admitted to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 13, 2011:

The 2011 Notice and Proxy Statement and the 2010 annual report are available at www.proxyvote.com

By Authorization of the Board of Directors,

MITCHELL B. KLEINMAN
General Counsel and Corporate Secretary

New York, New York
April 29, 2011

Your Vote Is Important.
Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your Proxy Is Greatly Appreciated.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board”) of KBW, Inc. (which we refer to as the “Company,” “KBW,” “we,” “our” or “us” in this Proxy Statement) is soliciting your proxy to vote your shares of common stock at our 2011 Annual Meeting of Stockholders (the “Meeting”).

Why did I receive this Proxy Statement?

You received this Proxy Statement because you were a stockholder at the close of business on April 18, 2011, the record date, and are therefore entitled to vote at the Meeting. This Proxy Statement, the 2010 annual report and the accompanying proxy card or voting instruction card are being distributed to stockholders beginning on April 29, 2011. The Board is soliciting your proxy to give all stockholders on the record date the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with, among other things, information on these matters to assist you in voting your shares.

What is the purpose of the Meeting?

At the Meeting, stockholders will vote upon the matters outlined in the Notice of the 2011 Annual Meeting of Stockholders. These are expected to be:

•                  the election of two Class II directors,

•                  an advisory vote on executive compensation, also known as a “say on pay” vote,

•                  an advisory vote on the frequency of future “say on pay” votes, and

•                  the ratification of the appointment of KPMG LLP (“KPMG”), our independent registered public accounting firm.

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. When you designate a proxy, you also may direct the proxy how to vote your shares. John G. Duffy, Robert Giambrone and Mitchell B. Kleinman, three of our executive officers, have been appointed by the Board as proxies for the Meeting. By completing and returning the enclosed proxy card or submitting your proxy by telephone or the Internet, you are giving the proxies the authority to vote your shares in the manner you indicate.

What is a proxy statement?

It is a document that we are required to give you, in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), when we ask you to designate proxies to vote your shares of common stock at a meeting of our stockholders. The proxy statement includes information regarding the matters to be acted upon at the Meeting and certain other information required by the rules and regulations of the SEC and the New York Stock Exchange (the “NYSE”).

What is the difference between a “record” holder and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with BNY Mellon Shareowner Services, our stock transfer agent, you are a “stockholder of record,” or the “record” holder of those shares. As the record holder, you have the right to vote your shares in person or by proxy at the Meeting.

If your shares are held in an account at a brokerage firm, bank, trust or similar entity, then you are the beneficial owners of shares held in “street name.” The entity holding your account is considered the record holder for purposes of voting at the Meeting. As a street name holder, you usually cannot vote your shares directly. However, since you are the beneficial owner of the shares, you have the right to direct the entity on how to vote the shares held in your account, as described below under “How do I submit my proxy and vote my shares?”

Who pays the cost of this proxy solicitation?

We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of common stock.

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of common stock at the close of business on our record date, which is Monday, April 18, 2011.

How many shares must be present to hold the Meeting?

In accordance with the amended and restated bylaws of the Company, shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote as of the record date must be present at the Meeting in order to hold the Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Meeting if:

•              you are present and vote in person at the Meeting, or

•              you have properly and timely submitted your proxy.

How many shares of common stock may vote at the Meeting?

As of April 18, 2011, there were 36,233,188 shares of common stock outstanding and entitled to vote.  Each share of common stock is entitled to one vote on each matter presented.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of materials?

SEC rules enable us to provide access to our proxy materials over the Internet, as long as we mail a brief notice of Internet availability of proxy materials to stockholders that have not already requested printed copies of a full set of materials. Using a notice of Internet availability reduces our costs and the environmental impact of the Meeting.

Why did I receive multiple proxy cards or multiple Notices of Internet Availability of Proxy Materials?

You may receive more than one proxy card or more than one notice of Internet availability of proxy materials because you hold your shares in different ways (i.e., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held in “street name” by more than one entity or in multiple accounts, you will receive these documents or other voting information from the entities holding your shares, and you will return your proxy cards to them or otherwise follow their instructions for voting. In order to ensure that all of your shares are voted, you should vote with respect to all your accounts by completing and signing each proxy card, or by voting over the Internet or telephone using the control or authentication numbers provided for each account, as described below under “How do I submit my proxy and vote my shares?”

How do I submit my proxy and vote my shares?

The notice of Internet availability of proxy materials contains instructions on how to access and view our proxy materials online, describes the methods through which you may vote your shares and provides instructions on how to request printed materials if you prefer them.

If you are a stockholder of record, you may submit your proxy and vote in any of the following ways:

•              if you received a printed set of proxy materials by mail, by completing and mailing the paper copy of the proxy card,

•              over the telephone by calling the toll free number that is listed on the proxy card, or

•              via the Internet using the website that is listed on either the proxy card or the notice of Internet availability.

The Internet and telephone voting procedures require you to authenticate your identity as a stockholder. If you are a stockholder of record and would like to submit your proxy by Internet, please refer to the instructions contained in the proxy card or the notice of Internet availability, and if you would like to submit your proxy by telephone, please refer to the instructions in the proxy card only. If you vote via telephone or the Internet, please do not return a completed proxy card. Note that if you elected to receive these materials electronically you did not receive a proxy card, and the e-mail message accompanying the materials contains instructions for voting.

If you hold your shares in “street name,” you must follow the instructions provided by your broker, bank, trust or similar entity holding your shares to direct them how to vote your shares, which are similar to the voting procedures for stockholders of record. If you received the notice of Internet availability from the entity holding your shares and subsequently requested a printed set of materials in the mail, you will receive from them a voting instruction card (not a proxy card) to use in directing them how to vote your shares.

How can I attend the Meeting?

Our stockholders are invited to attend the Meeting. To help us plan for the Meeting, please let us know whether you expect to attend, by responding affirmatively if prompted during Internet or telephone voting or by marking the attendance box on the proxy card. You will be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the Meeting.

If you are a stockholder of record, you must bring the admission ticket that is attached to your proxy card. If you only received the notice of Internet availability of proxy materials or you have elected to receive your proxy materials electronically and therefore did not receive a physical admission ticket, please contact Alan Oshiki with Investor Relations at (866) 529-2339 and request an admission ticket.

If you hold your shares in “street name,” instead of an admission ticket you will need to bring a proxy or a letter from your broker, bank or other entity holding your shares, or your most recent brokerage account statement that confirms that you are the beneficial owner of those shares. If you do not have either an admission ticket or evidence that you own shares, you will not be admitted to the Meeting.

Can I vote my shares in person at the Meeting?

If you are a stockholder of record, you may vote your shares in person at the Meeting by completing a ballot at the Meeting. Even if you currently plan to attend the Meeting, we recommend that you also submit your proxy as described so your vote will be counted if you later decide not to attend. If you submit your vote by proxy and later decide to vote in person at the Meeting, the vote you submit at the Meeting will override your proxy vote.

If you are a “street name” holder, you may not vote your shares in person at the Meeting unless you obtain a legal proxy from the brokerage firm, bank or other entity holding your shares, giving you the right to vote the shares at the Meeting. A legal proxy is a written document from such entity authorizing you to vote the shares it holds for you in its name.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

•                  FOR the election of each nominee for Class II director with a term expiring at the 2014 annual meeting of stockholders.

•                  FOR an advisory resolution approving the Company’s executive compensation.

•                  FOR a proposal to hold future stockholder advisory “say on pay” votes every year.

•                  FOR the ratification of the appointment of KPMG as our independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2011.

What vote is required to approve each proposal?

Proposal 1 requires a plurality of the votes cast to elect each director, meaning that the two director nominees who receive the most votes cast at the Meeting in person or by proxy will be elected. Similarly, for Proposal 3, the option for “say on pay” frequency that receives the plurality of votes cast will be considered the preference of our stockholders.

Proposals 2 and 4 require the affirmative vote of a majority of those shares of common stock present in person or represented by proxy and entitled to vote thereon at the Meeting.

What is the impact of a non-binding advisory vote of stockholders?

A vote on each of Proposals 2 and 3, which concern our executive compensation and the frequency of future “say on pay” votes, is a non-binding advisory vote intended to solicit the input of our stockholders on such matter. Please refer to the description of each such proposal, on pages 50 and 51 respectively, for more information on the advisory nature of such proposals.

What are my choices when voting?

As to Proposal 1, with respect to each nominee for director, you may cast your vote in favor of electing such nominee or withhold your vote for either or both nominees. As to Proposal 3, you may cast your vote in favor of an advisory “say on pay” vote every one year, every two years, every three years, or you may elect to abstain from voting your shares. As to Proposals 2 and 4, you may cast your vote for or against such proposal, or you may abstain from voting your shares.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card or submit your proxy by telephone or the Internet without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:

•                  FOR the election of each nominee for Class II director with a term expiring at the 2014 annual meeting of stockholders.

•                  FOR an advisory resolution approving the Company’s executive compensation.

•                  FOR a proposal to hold future stockholder advisory “say on pay” votes every year.

•                  FOR the ratification of the appointment of KPMG as our independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2011.

The persons identified in “What is a proxy?” above, and each of them, have been appointed as proxies by the Board.

How are votes withheld and abstentions treated?

Your vote is important. We urge you to vote, or to instruct your broker, bank, trust or other entity how to vote, on all matters before the Meeting.  If you do not submit your proxy or voting instructions and do not vote by ballot at the Meeting, your shares will not be counted as present at the Meeting, unless you hold your shares in “street name” and the broker, bank, trust or other entity has discretion to vote your shares (as described under “How are broker non-votes treated?” below) and does so.

If you properly submit your proxy but either withhold authority to vote or choose to abstain from voting on one of more of the proposals, your shares will be deemed “present” at the Meeting and will be counted both for quorum purposes and to calculate the vote on the particular proposal or proposals on which you abstained or withheld authority to vote. With respect to Proposals 1 and 3, votes withheld and abstentions will have no effect on the outcome of the vote. With respect to Proposals 2 and 4, votes withheld and abstentions will have the same effect as a vote against the matter.

How are broker non-votes treated?

If you are a “street name” holder and fail to instruct the broker, bank, trust or other entity holding your shares how to vote your shares on a particular proposal, those shares are considered to be “uninstructed.” NYSE rules determine the circumstances under which NYSE member-brokers have discretion to vote uninstructed shares held by them on behalf of their clients who are street name holders. To the extent shares are uninstructed and a broker, bank, trust or other entity does not have discretionary voting power with respect to a proposal, or if it has discretionary voting power but does not exercise it, the uninstructed shares are referred to as “broker non-votes.”

Without voting instructions from beneficial owners, NYSE member-brokers cannot vote shares held in their clients’ accounts on any of Proposals 1, 2 or 3, as they are all considered to be non-routine matters under the NYSE rules. Uninstructed shares will therefore not be voted on these proposals. For Proposal 4, the rules permit member-brokers (other than Keefe, Bruyette & Woods, Inc., our wholly-owned broker-dealer subsidiary (“Keefe”), for the reasons described below) to vote uninstructed shares.

If a broker submits a proxy for shares held in street name, but does not vote such shares due to lack of instruction from the beneficial owner and the absence of discretionary voting power (or failure to exercise such power), such broker non-votes will still be counted as “present” for the purpose of determining a quorum at the Meeting. However, for each of Proposals 1, 2, 3 or 4, broker non-votes will not be counted for the purpose of determining the final vote on such proposal. Therefore, broker non-votes will not impact our ability to obtain a quorum and will not otherwise affect the voting outcome on any of the proposals scheduled to be voted on at the Meeting.

Keefe is a member-broker of the NYSE and a stockholder of record with respect to shares of our common stock held in street name on behalf of our clients. Because Keefe is our affiliate, NYSE rules prohibit it from voting uninstructed shares, even on routine proposals. Keefe may vote uninstructed shares on any proposals only in the same proportion as the votes cast by all record holders on such matters.

Can I change my vote after I have submitted my proxy?

If you are the record holder of your shares, you may revoke your proxy at any time before your proxy is voted at the Meeting by doing one of the following:

•                  submitting a later-dated proxy by Internet or telephone before 11:59 p.m., New York time, on June 12, 2011,

•                  submitting a later-dated proxy to our Office of the General Counsel at our principal executive offices located at 787 Seventh Avenue, New York, New York 10019, which must be received by us prior to the time of the Meeting,

•                  sending a written notice of revocation to our Office of the General Counsel at our principal executive offices, which must be received by us prior to the time of the Meeting, stating that you revoke your proxy, or

•                  attending the Meeting and voting your shares in person.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or similar entity. Depending on the method such entity chooses to vote your shares, the new vote must be received from the entity by the deadlines described above. However, if you have obtained a legal proxy from such entity giving you the right to vote your shares as described under “Can I vote my shares in person at the Meeting?” above, you may change your vote by attending the meeting and voting in person.

Who will count the votes?

Representatives from Broadridge Financial Solutions, Inc. will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.

If you have any further questions about voting your shares or attending the Meeting, please call Alan Oshiki with Investor Relations at (866) 529-2339.

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

Composition of the Board and Director Biographies

Our Board currently consists of seven directors, divided into three classes, with Class I having three directors and Classes II and III each having two directors. The directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting. The current composition of our Board is as follows:

Class I Directors (serving until the 2012 Meeting)	John G. Duffy
Daniel M. Healy
Michael J. Zimmerman

Class II Directors (term expiring at this Meeting)	Andrew M. Senchak
Christopher M. Condron

Class III Directors (serving until the 2013 Meeting)	Thomas B. Michaud
James K. Schmidt

The election of Class II directors will take place at the Meeting. At its meeting held on February 22, 2011, the Board approved the recommendation of the Corporate Governance and Nominations Committee (the “CG&N Committee”) that the current Class II directors each be nominated for election to a new three-year term.

If elected, each Class II director nominee will serve on the Board until the 2014 annual meeting of stockholders, or until his successor is duly elected and qualified in accordance with the amended and restated bylaws of the Company. If any nominee should become unable to accept election, Messrs. Duffy, Giambrone and Kleinman, and each of them, as designated proxies, may vote for other person(s) selected by the Board or the named proxies. Management believes that the nominees for election at the Meeting will, if elected, be able to serve as directors for their designated term.

Your Board Recommends a Vote FOR
Each Class II Director Nominee Listed Below

Nominees For Election as Class II Directors With Terms, if Elected, Expiring at the 2014 Annual Meeting:

Andrew M. Senchak.  Mr. Senchak, 64, has been President, Vice Chairman and a director of KBW, Inc. since its formation in August 2005. He has been with our Investment Banking Department since 1985. In 1997 he became a director of Keefe as well as head of the Investment Banking Department, and was elected its Vice Chairman and its President in 2001. Mr. Senchak stepped down as President of Keefe in 2006 and as co-head of Investment Banking in January 2010. Mr. Senchak is also a director of Keefe, Bruyette & Woods Limited, our wholly-owned subsidiary in the United Kingdom (“KBWL”) and Keefe, Bruyette & Woods Asia Limited, our wholly-owned subsidiary in Hong Kong (“KBW Asia”). Prior to joining the firm, Mr. Senchak taught Economics at Rutgers University and spent two and a half years in Brazil with the Peace Corps. He received a B.A. in Liberal Arts from Lafayette College and earned a Ph.D. in Economics from Columbia University. Mr. Senchak is a member of the Board of Trustees of the National September 11 Memorial & Museum at the World Trade Center, the KBW Family Fund and the MacDowell Colony. He is also on the board of WeatherWise USA, Inc., a private company.

Mr. Senchak has been with our Company for over 25 years, which together with his background in academia, brings to the Board decades of experience and knowledge regarding finance, capital markets, and the banking and financial services industry, including in both the public and private sectors. As our former co-head of investment banking and in his continuing role as a senior banker, his deep client relationships and extensive capital raising, merger and acquisitions and strategic advisory experience provide the Board with crucial detail and an intimate familiarity with a key component of our business, which is especially important in the current environment.

Christopher M. “Kip” Condron.  Mr. Condron, 63, has been a director of KBW, Inc. since February 2007. He was the President, CEO and a director of AXA Financial, Inc., a multinational provider of diversified financial services, until his retirement in January 2011. He was also Chairman of the Board, President and CEO of AXA Financial’s principal insurance subsidiary, AXA Equitable Life Insurance Company, and of MONY Life Insurance Company and MONY Life Insurance Company of America. In addition, Mr. Condron was a member of the Management Board and Global Head of Life & Savings and Health of AXA Financial’s parent, AXA (Euronext Paris: CS and OTCQX Platform: AXAHY), a worldwide leader in financial protection and wealth management. He is currently a director of AllianceBernstein Corporation, AXA’s subsidiary and asset management affiliate, which in turn is the General Partner of AllianceBernstein Holding, L.P. (NYSE: AB). He also serves as Chairman of the Compensation Committee and a member of each of the Corporate Governance and Executive Committees of AllianceBernstein Corporation. Prior to joining AXA Financial in 2001, Mr. Condron was President and Chief Operating Officer of Mellon Financial Corporation and Chairman and Chief Executive Officer of its subsidiary, the Dreyfus Corporation. He is a director of Central Supply Corp., was a director of the Financial Services Roundtable from October 2004 to January 2011, where he served as chairman, and was a director of the American Council of Life Insurers from January 2007 to January 2011. He is a director of the American Ireland Fund and serves as its Treasurer and Chairman of its Executive Committee, and is Chair of the Board of Trustees of the University of Scranton.

With his extended tenure as the CEO of a highly-regulated financial services organization that is part of a global enterprise, Mr. Condron brings the perspective of an experienced leader and a unique understanding of the elements necessary to lead and manage a large and complicated organization. These attributes have been integral to the Board’s efforts at shaping our culture and navigating the financial markets as a public company in a heavily regulated industry, evaluating various domestic and international expansion opportunities, providing guidance regarding our business focus and strategic direction, pursuing internal leadership development initiatives and maintaining positive relations with our executives and employees. He serves as a member of all our independent Board committees, and his extensive experience with detailed and complex compensatory matters and his awareness of trends and shifts in the executive compensation landscape, resulting not only from his background as a Chief Executive Officer but also as the chairman of another public company’s compensation committee, make him uniquely qualified to serve as Chairman of our Compensation Committee.

Continuing Class III Directors With Terms Expiring at the 2013 Annual Meeting:

Thomas B. Michaud.  Mr. Michaud, 47, has been Chief Operating Officer, Vice Chairman and a director of KBW, Inc. since its formation in August 2005. As the President of Keefe, he oversees all components of the firm’s coordinated brokerage operations, including sales and trading, capital markets and research. He began his career with us in 1986 as a credit trainee in the Bank Watch Department and transferred to the Research Department before joining our Equity Sales Team in 1988. He was named Director of Equity Sales and Executive Vice President in 1999. He became a director of Keefe in 1999, its Vice Chairman and Chief Operating Officer in 2001 and its President in 2006. He is also the Chairman and a director of both KBWL and KBW Asia. Mr. Michaud is a graduate of Middlebury College and earned an M.B.A. from the Stern School of Business at New York University. From 1994 until 2001, he was an elected member of the Representative Town Meeting of the Town of Greenwich, Connecticut. The Representative Town Meeting is the legislative body for the Town of Greenwich. He is also a member of the Board of Advisors of the Greenwich Chapter of the American Red Cross and serves on the Middlebury College Capital Campaign Committee.

Having spent his entire career with us, Mr. Michaud brings to the Board a detailed perspective and core understanding of the critical business lines responsible for the generation of a significant portion of our overall revenues. He plays a leadership role in all major facets of our business and our strategic initiatives and has been integrally involved in leading our international expansion efforts. His influential role in our key operations and understanding of our full range of services, his reputation and relationships with our clients and in the industry, his expertise in the financial and trading markets, and his extensive knowledge of the banking sector all serve to provide the Board with valuable institutional insights regarding our customer relationships, strategic development and direction, execution of our business plan and the opportunities and challenges faced by our industry.

James K. Schmidt.  Mr. Schmidt, 60, has been a director of KBW, Inc. since June 2007. From 1998 until April 2007, Mr. Schmidt was an Executive Vice President of MFC Global Investment Management and its predecessor organizations. Mr. Schmidt joined MFC as Vice President and Portfolio Manager in 1985. He was named to the Investment Policy Committee in 1994 and was named Senior Investment Strategist in 2006. He served as the portfolio manager of the John Hancock Regional Bank Fund from its inception in 1985 until his retirement in April 2007. From 1991 until April 2007, Mr. Schmidt was a Vice President of the John Hancock Financial Trends Fund. Prior to joining MFC, Mr. Schmidt was a Portfolio Manager at the Hartford Insurance Group. Mr. Schmidt serves as a director of Vinfen Corporation, a not-for-profit organization and as a director of Boston Private Bank and Trust Company (“Boston Private”), a private banking and investment management firm. He also served as a director and member of the audit committee of Herald National Bank (“Herald”), a publicly-held commercial bank in New York (NYSE Alternext US: HNB), from January 2008 until his resignation in March 2011. Mr. Schmidt is a Chartered Financial Analyst and a past President of the BancAnalysts Association of Boston. Mr. Schmidt received a B.S. from Brown University and an S.M. from the M.I.T. Sloan School of Management.

In his career as a portfolio manager, Mr. Schmidt was widely-recognized as a leading authority on bank and financial stocks. The John Hancock Regional Bank Fund, which he managed from inception until his retirement, was the largest financial services sector fund in the Lipper Universe and one of the highest ranking of all mutual funds in cumulative performance during his tenure. His responsibilities extended considerably beyond portfolio management and included marketing, product management, public relations and investment and corporate strategy. The Board believes that Mr. Schmidt’s professional background and proven track record in analyzing and identifying strategic and investment opportunities, as well as his service as a board member at several public and private financial services companies, provide him with an acute understanding of the key and often complex issues faced by our Company. These qualities make him a valuable asset and contributor to the Board and our management, and as a member of our Compensation Committee and Chairman of our CG&N Committee.

Continuing Class I Directors With Terms Expiring at the 2012 Annual Meeting:

John G. Duffy.  Mr. Duffy, 61, has been Chairman of the Board, CEO and a director of KBW,  Inc. since its formation in August 2005. He joined us in 1978 as manager of our Bank Watch Department evaluating credit ratings for financial institutions nationwide. He became a director of Keefe in 1990, was named its Co-CEO and President in 1999 and its Chairman and CEO in 2001. Prior to that, Mr. Duffy was Executive Vice President in charge of Keefe’s Investment Banking Department. Mr. Duffy is also a director of KBWL and KBW Asia. He is a graduate of the City College of New York. Mr. Duffy serves on the U.S. Advisory Board of Trustees of the UCD Michael Smurfit Graduate School of Business in Dublin, Ireland, as well as St. Michael’s College in Colchester, Vermont. In addition, he is a trustee of The Ursuline School in New Rochelle, New York, Cardinal Hayes High School in Bronx, New York and the Cardinal and Gold Fund. He is also a director of the American Ireland Fund and of JBJ Holdings, a privately-held food distribution company in Walnut Creek, California. He also serves on the Advisory Council of the Weissman Center for International Business at Baruch College.

With almost 40 years of experience in the investment banking industry and a career with us spanning over three decades, Mr. Duffy has been selected by the Board as our Chairman and CEO for the past several years because of his deep institutional knowledge and understanding of our business and our strategy, his years of demonstrated leadership and his commitment to our Company.  As the leader of our Company, he has been instrumental in enhancing our franchise, promoting our brand, selectively expanding our operations and increasing our market presence. It was under Mr. Duffy’s direction and leadership that we recovered from the devastating impact to our Company and our employees of the terrorist attacks on September 11, 2001, that we successfully completed our initial public offering in November 2006 (the “IPO”), and that we emerged relatively healthy from the recent global economic crisis that debilitated or consumed many of our competitors. The Board believes Mr. Duffy’s extensive investment banking experience, his unique set of key attributes and skills, and his years of proven leadership make him best-suited to continue to serve as a director and as our Chairman and Chief Executive Officer.

Daniel M. Healy.  Mr. Healy, 68, has been a director of KBW, Inc. since October 2006. He has been the Chief Executive Officer and a director of Premier American Bank, N.A. since its acquisition in January 2010 by Bond Street Holdings, Inc., where he has served as CEO and a director since May 2009. Mr. Healy served as Executive Vice President and Chief Financial Officer of North Fork Bancorporation, Inc., a New York-based bank holding company formerly listed on the NYSE, from 1992 until its acquisition by Capital One Financial Corporation in December 2006. Mr. Healy had also been a member of the Board of Directors of North Fork since 2000. He currently serves as a member of the board of directors and chairman of the audit committee of Hiscox LTD (“Hiscox”), a public company (LSE: HSX.L) and as a senior advisor to Permira Advisors, a private equity firm headquartered in London. He served as Executive Chairman of the board of directors of Herald National Bank, a publicly-held commercial bank in New York (NYSE Alternext US: HNB) from January 2008 until his resignation in May 2009 and as a director of Harlem RBI, a not-for-profit organization, from October 2002 to April 2010.

Mr. Healy was selected to the Board because of his extensive experience and longstanding reputation in the banking sector. His background as the Chief Financial Officer and a director of North Fork for many years, as a board member of several financial services institutions including several publicly-held companies, and his current role as a Chief Executive Officer of a full-service community bank, combine to give him a depth of experience and a specialized understanding of the commercial banking industry. The Board believes that these qualities enable Mr. Healy to provide the Board with valuable insights and knowledge both from a client as well as a public company perspective, as he is able to help the Board analyze the complexities and trends within the banking industry, including its participants, customers and regulators, and identify the factors motivating and affecting corporate strategy. As our longest-tenured independent director, Mr. Healy serves as our presiding non-management director and as a member of all independent Board committees. Furthermore, his significant financial and accounting experience resulted in the Board’s determination that he is our designated “audit committee financial expert” under the applicable rules of the SEC and is best-qualified to serve as Chairman of our Audit Committee.

Michael J. Zimmerman.  Mr. Zimmerman, 60, has been a director of KBW, Inc. since October 2007. Mr. Zimmerman is Executive Vice President and Chief Financial Officer of the Continental Grain Company and a member of the Investment Committee of Arlon Group, LLC, its investment subsidiary. Continental Grain is a diversified international agribusiness and investment firm, headquartered in New York City. Mr. Zimmerman is responsible for the financial and strategic initiatives within Continental Grain’s established operations, as well as investment activities in new and related areas. Prior to joining Continental Grain in 1996, Mr. Zimmerman was a Managing Director at Salomon Brothers, where he held numerous senior-level positions in the company’s investment banking and firm investment areas. Mr. Zimmerman is a Director and Chairman of Overseas Shipholding Group, Inc., a public company (NYSE: OSG), and a Director of Continuum Health Partners, a not-for-profit organization. He is active in several educational, religious and philanthropic organizations. From May 1998 until April 2007 he was a Director and Chairman of Premium Standards Farms, Inc. He also served as a Director of Financial Federal Corporation (“Financial Federal”), a company formerly listed on the NYSE, from June 2004 until its acquisition in February 2010, where he also served as a member of the audit committee, and as an Advisory Director of Smithfield Foods, Inc. from May 2007 until September 2009. He holds a Bachelor of Arts degree from Trinity College and is a graduate of the Harvard Business School, where he received a Master of Business Administration degree.

As a member of our Board and our Audit Committee, Mr. Zimmerman’s expertise in analyzing, selecting and managing various investment activities, his prior experience at another Wall Street firm in a variety of leadership positions, and his broad understanding of investment banking both as an industry and a culture all provide valuable judgment and insights, including those relevant to the recent economic climate. This background, together with the perspectives applied from his past and present service on other boards, including as an independent director and audit committee member of a publicly-held company, bring a knowledge and a skill set that are integral to Board deliberations regarding our growth, strategic vision and risk management and to the fulfillment of its responsibilities to our Company and our stockholders.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Codes of Ethics

The Board has adopted Corporate Governance Guidelines which are available at www.kbw.com by first clicking “Investor Relations” and then “Corporate Governance.” Our Corporate Governance Guidelines, along with the charters of the Board committees, our Code of Business Conduct and Ethics (the “Code of Ethics”) and the supplement to the Code of Ethics applicable to the Chief Executive Officer and Senior Financial Officers (the “Supplemental Code of Ethics”), provide the framework for the corporate governance of the Company.

The Board also adopted the Code of Ethics, which applies to all employees, officers and directors of the Company and its subsidiaries, as well as the Supplemental Code of Ethics. As of the date of this Proxy Statement, since their adoption no amendments to or waivers from either the Code of Ethics or the Supplemental Code of Ethics have been approved by the Board. The full text of each such code is available at www.kbw.com by first clicking “Investor Relations” and then “Corporate Governance.” We intend to disclose amendments to, or waivers from, each such code in accordance with the rules and regulations of the SEC and make such disclosures available on our web site. The CG&N Committee is responsible for reviewing each of our Corporate Governance Guidelines, Code of Ethics and Supplemental Code of Ethics at least annually, and recommending any proposed changes to the Board for approval.

Director Independence

In compliance with the NYSE corporate governance and listing standards (the “NYSE Listing Rules”) and, in the case of the Audit Committee of the Board, Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Board’s Audit Committee, Compensation Committee and CG&N Committee is comprised solely of independent members.

The Board affirmatively determines, at least annually, the independence of each director and nominee for election as a director. To determine that a director or director nominee is independent the Board will, among other things, determine that no material relationship exists with the Company or management, and that none of the express disqualifications contained in the NYSE Listing Rules, and in the case of Audit Committee members Rule 10A-3 of the Exchange Act, apply to such person. The Board has determined that, under the NYSE Listing Rules, each of Daniel M. Healy, Christopher M. Condron, James K. Schmidt and Michael J. Zimmerman is an independent director. In reaching such a determination, the Board concluded that none of such persons:

•                  had any material relationship with our Company (other than as a director), either directly or as a partner, stockholder or officer of another organization that has a relationship with our Company,

•                  is or within the last three years has been an employee of us, or has an immediate family member who is or within the last three years has been an executive officer of us,

•                  has received or has an immediate family member who has received, during any twelve month period over the last three years, more than $120,000 in direct compensation from us (other than director and committee fees and bona fide expense reimbursements),

•                  is a partner or employee of our internal or external auditor, or within the last three years was a partner or employee of such a firm and personally worked on our audit within that time,

•                  has an immediate family member who is a partner of our internal or external auditor, or who is an employee of such a firm and personally works on our audit, or who within the last three years was a partner or employee of such a firm and personally worked on our audit within that time,

•                  is employed or within the last three years has been employed, or has an immediate family member who is employed or within the last three years has been employed, as an executive officer of another company where any of our present executives at the same time serves or served on the compensation committee of that other company,

•                  is an employee of, or has an immediate family member who is an executive officer of, another company that has made payments to us or has received payments from us, for property or services in an amount which, in any of the last three fiscal years of such other company, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues corresponding to such fiscal year, or

•                  is an executive officer of any charitable or tax exempt organization to which we have contributed an amount, in any of the last three fiscal years of such organization, in excess of the greater of $1 million or 2% of such organization’s consolidated gross revenues corresponding to such fiscal year.

The Board has further determined that each of Messrs. Healy, Condron, Schmidt and Zimmerman (i) satisfies the independence requirements for audit committee members set forth in Rule 10A-3 of the Exchange Act, (ii) qualifies as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and (iii) qualifies as a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Messrs. Duffy, Michaud and Senchak are not considered independent directors because they are employees of our Company.

As described in the summary of his business experience on page 9, Mr. Healy serves as an independent member of the board of directors of Hiscox. In reviewing Mr. Healy’s independence, the Board considered the brokerage commissions paid to Keefe by Hiscox, as well as the brokerage commissions paid to KBWL by HIM Capital Limited, an entity formerly affiliated with Hiscox. Such brokerage commissions related to sales of securities that were not owned by our subsidiaries. No margin credit was extended in connection with any such sales, and such commissions have not exceeded $120,000 in the aggregate since the beginning of the Company’s 2010 fiscal year. In addition, in November 2010 the Company purchased an insurance policy from an affiliate of Hiscox. The aggregate premium for such policy over a three-year term, which was based on market rates, is approximately $20,000. Finally, the Board noted that Mr. Healy served as a director of Harlem RBI, a not-for-profit organization, until his resignation in 2010. The Company has in the past made charitable contributions to such organization, which contributions have not exceeded $120,000 in any year or since the beginning of the Company’s 2010 fiscal year, and may make such contributions in the future.

As described in the summary of his business experience on page 8, Mr. Condron served in certain senior executive positions at AXA, a publicly-traded company, and various affiliates of AXA, until his retirement in January 2011. In considering Mr. Condron’s independence, the Board reviewed several business relationships between the Company and AXA-affiliated entities. AXA Financial’s subsidiary, 787 Holdings, LLC, is the owner of the property at which the Company rents its New York office space pursuant to a lease that was entered into in an arm’s length transaction in 2001. In past years, Company subsidiaries have also been paid and may continue to be paid, by or on behalf of various AXA-affiliated entities, for research and brokerage-related services, including payment of brokerage and trading commissions and sales credits that were earned trading fixed income bonds in the secondary market. Such payments relate primarily to the execution of transactions on behalf of such AXA affiliates or to the execution of portfolio transactions for funds currently or formerly sponsored by such entities. In addition, KBWL maintains private healthcare insurance for its employees through an AXA subsidiary. In each of AXA’s last three fiscal years, the total payments from us to AXA, as well as the total payments from AXA to us, each constituted less than 2% of AXA’s publicly-disclosed consolidated gross revenues corresponding to such fiscal year. Separately, the Board noted that Mr. Condron is Treasurer and Chairman of the Executive Committee of the American Ireland Fund, a not-for-profit charitable organization, and serves on its board of directors along with Mr. Duffy. The Company has in the past made charitable contributions to such organization, which contributions have not exceeded $120,000 in any year or since the beginning of the Company’s 2010 fiscal year, and may make such contributions in the future.

As described in the summary of his business experience beginning on page 8, Mr. Schmidt served as an independent member of the board of directors of Herald until his resignation in March 2011. In reviewing Mr. Schmidt’s independence, the Board considered commissions paid to Keefe by Herald for sales of fixed income securities that were not owned by Keefe. No margin credit was extended to Herald in connection with such sales, and such commissions have not exceeded $120,000 in the aggregate since the beginning of the Company’s 2010 fiscal year. The Board also considered the business relationships between the Company and Boston Private, for which Mr. Schmidt serves as an independent member of the board of directors. Keefe provided investment banking services during 2010 to Boston Private Financial Holdings, Inc., a Massachusetts corporation and the parent company to Boston Private, in connection with an underwritten follow-on common stock offering for which Keefe received customary fees. Keefe has also been paid minimal brokerage commissions from sales of equity securities to Boston Private and its affiliates since the beginning of the Company’s 2010 fiscal year. No margin credit was extended to Boston Private in connection with such sales, and such commissions have not exceeded $120,000 in the aggregate during such period.

As described in the summary of his business experience on page 10, Mr. Zimmerman served as an independent member of the board of directors of Financial Federal from June 2004 until its acquisition in February 2010 by People’s United Financial, Inc. In reviewing Mr. Zimmerman’s independence, the Board considered that Keefe provided investment banking services to Financial Federal in connection with the acquisition, acting as financial advisor and rendering a fairness opinion, for which Keefe received customary fees during the first quarter of 2010.

The Board has not adopted categorical standards in order to establish immaterial director relationships or to otherwise assist it in making determinations of independence, other than to the extent necessary to be in compliance with the NYSE Listing Rules and Item 407 of Regulation S-K. In reaching its independence and other determinations with respect to each of Messrs. Healy, Condron, Schmidt and Zimmerman, the Board reviewed all the relevant facts and circumstances related to the business relationships described above, including but not limited to the amounts involved, the nature of the director’s relationship with the involved entities and the fact that none of such directors received any special benefit from any of such relationships. The Board concluded that such directors did not have a direct or indirect material interest in such relationships and that such relationships were not otherwise material.

Board Leadership Structure

The CG&N Committee is primarily charged with reviewing and assessing the Board’s appropriate leadership structure and analyzing the merits of different potential governance arrangements, which it does on at least an annual basis. There is no fixed policy regarding the separation of the offices of Chairman and Chief Executive Officer and the Board believes it should maintain the flexibility to determine its leadership structure based on criteria and factors that it deems to be appropriate and in the best interests of our Company and our stockholders, in light of then-existing circumstances.

John Duffy has served as our Chairman and CEO since our formation in August 2005. The CG&N Committee, together with the Board, reviewed this structure and determined that at the present time it continues to be in the best interests of our Company and our stockholders to have Mr. Duffy serve in both roles, given the breadth of his knowledge, expertise and experience with our firm, our employees, our business and our industry. A unified structure most effectively capitalizes on his extensive understanding of our Company, including by allowing him to lead Board discussions regarding our business and strategy. His combined role as Chairman and CEO also demonstrates to our clients, employees and stockholders that we have strong leadership, a cohesive vision and a clear direction for our organization. In light of the ongoing challenges facing our Company and our industry, this unified leadership structure also enables us to present a clear and singular focus for the managers of our different areas of operation in executing our goals, strategies, objectives and business plan.

In reaching its conclusion, the CG&N Committee and the Board noted the existence of several factors which provide significant and effective oversight of our management, as well as our strategic plans and operations. These factors include the extensive involvement of the majority independent directors in Board decisions, the powers and authority of the Board’s independent committees, the influence of the presiding non-management director and his long tenure and effective leadership in such role, the effectiveness of our governance practices, and the depth of Mr. Duffy’s working relationship and coordination with the Board.

Our overall Board structure therefore promotes unified leadership, yet also provides for the full engagement of our independent directors, which ensures the presence of robust and open channels of communication between management and the Board, allows for an ongoing flow of input, guidance and instruction from our independent Board members, and supports the overall risk oversight function of the Board and its committees. These risk oversight functions are described further under “Board Role in Risk Oversight” and “Relationship of Compensation Policies and Practices to Risk Management,” each on page 14.

Presiding Director and Meetings of Non-Management Directors

The non-management directors meet in executive session at least twice a year in regularly scheduled executive sessions and more often as appropriate or necessary. By the unanimous decision solely of the non-management directors, Mr. Healy has been appointed as presiding non-management director for all executive sessions. As the longest-tenured of our independent directors, Mr. Healy is an independent and active presiding director, with significant leadership authority and responsibilities. He is also Chairman of the Audit Committee as well as a member of our other two independent committees, the Compensation Committee and the CG&N Committee. As presiding non-management director, his responsibilities include:

•                  setting the agenda for and leading the non-management directors’ executive sessions,

•                  providing regular feedback and briefing the Chairman and CEO and other senior executives on any issues arising from those sessions or from other discussions among the non-management directors,

•                  acting as the ongoing, principal, and non-exclusive liaison to the Chairman and CEO and other senior executives for the views, and any concerns or issues, of the non-management directors,

•                  providing oversight and advice to the CEO regarding corporate strategy, direction and implementation of initiatives, on behalf of the non-management directors or the full Board,

•                  being available for consultation or direct communications with stockholders and other interested parties,

•                  interacting with external advisors retained by either the non-management directors or the full Board and serving as a lead point of contact with such advisors,

•                  providing input regarding the performance review of the CEO, along with the Compensation Committee, and

•                  performing such other duties as the Board or the non-management directors may delegate to him from time to time.

Stockholders and other interested parties can communicate with the presiding non-management director and other members of the Board through the communications process referred to in “Communications With the Board” on page 16.

Board Role in Risk Oversight

On a day-to-day basis, senior management is principally responsible for defining and managing the risks facing our Company, creating risk management policies and managing our risk exposures. The Board’s responsibility is to monitor our risk management processes by informing itself of our material risks and evaluating whether management has reasonable controls in place to address such risks. The Board is not responsible for defining or managing our various risks. Matters pertaining to financial and operational risk oversight generally fall within the purview of the Audit Committee. As described below under “Relationship of Compensation Policies and Practices to Risk Management,” the Compensation Committee primarily determines the impact of our compensation policies on sound risk management and whether they are reasonably likely to have a material adverse effect on our results.

Although the Board does not have a formalized process through which it exercises risk oversight, several factors contribute to the Board’s ability to get direct access and insight into our risk profile, risk management strategies and the principal issues we face on an ongoing basis. Such factors include the small size of our Board, the general attendance of all independent directors at all committee meetings (not just at the meetings of committees of which they are a member), and their extensive individual backgrounds in the financial services industry and related experience at understanding, participating in and supervising key revenue-generating business activities. In addition, the Board meets from time to time with managers of specific business departments to understand our business activities and risks on a more granular level.

Our Chief Financial Officer, as well as our Senior Internal Auditor and General Counsel, who oversees our legal and compliance departments, attend Board and Audit Committee meetings and review with directors the categories of significant risk that we face, as well as the potential impact of those risks and the steps taken to monitor, mitigate and control such exposures. The Chairman of the Audit Committee also receives periodic reports from such officers and meets regularly with them to discuss risk management issues, which may then be reviewed and discussed at Audit Committee and Board meetings.

While all matters requiring official Board approval, adoption or similar action are addressed using formal Board procedures, for the purpose of expediency and in order to effectively capitalize on new opportunities or address significant unexpected matters, management will also occasionally communicate and discuss certain business strategies which may involve new or unusual risk with Board members outside of formal Board meetings, such as in group conversations and conference calls. These alternate means of communication enable the Board to rapidly receive new information and stay apprised of changes in circumstances. Such flexibility allows the Board to deliberate with management and provide meaningful input and guidance, all without impeding the Company’s ability to act decisively and address unanticipated issues or take advantage of opportunities when they arise.

Relationship of Compensation Policies and Practices to Risk Management

Our compensation policies are intended to ensure that our compensation structure is responsible and does not encourage excessive risk-taking, focuses our executives on creating long-term, sustainable value for our stockholders, and provides appropriate levels of realized rewards over time. The Compensation Committee is primarily charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management. The Compensation Committee has in the past used, and is likely to continue to use, the services of an outside compensation consultant directly retained by the committee to assist it in these efforts. The role of outside compensation consultants is described further in “Use of Independent Compensation Consultant” beginning on page 19.

Accordingly, the Compensation Committee, together with the Board, has reviewed and discussed whether our compensation policies are reasonably likely to have a material adverse effect on our results. For many employees, a significant portion of compensation is provided in the form of restricted stock awards that vest over a multi-year period, and the more highly paid the employee the greater is this stock component as a percentage of overall compensation. In addition, our senior executives are subject to minimum stock ownership guidelines. Select senior leaders have also been granted incentive awards that will only be paid upon the achievement of established performance goals over multi-year horizons, and a substantial component of any such payments would be in the form of shares of common stock. These initiatives have the effect of tying the individual employee’s long-term financial interest to the firm’s overall success and serve to limit the incurrence of excessive risk in order to generate short-term compensation payments. Our stock ownership guidelines and the use of equity as a significant element of compensation are described further in “Executive Stock Ownership Guidelines” and “Restricted Stock Awards” beginning on pages 25 and 24, respectively. Outstanding incentive-based awards are described further in “The LTIP” and “Performance Awards” beginning on pages 23 and 24, respectively.

In addition, in setting discretionary annual bonuses, we utilize a combination of individual, business unit and overall Company performance. Most of our revenues are generated from sales and trading activities, participation in capital markets transactions and advisory fees, each of which do not involve significant principal risk. Principal trading positions for market making, customer facilitations or otherwise, are conducted using limits established by the boards of directors of Keefe and, in connection with the planned implementation of such activities in Europe, KBWL. Furthermore, due to our relatively flat overall management structure, senior managers are intimately involved in decisions to incur any unusual risk. Private or other illiquid investments are first reviewed and approved by senior management. Members of senior management also continuously monitor our various business groups, the level of risk being taken and the efficacy of potential risk mitigation strategies. Adherence to pre-approved trading limits is continually monitored by our compliance and finance departments, and the holding of any positions outside of such pre-established limits first requires department head approval.

As a result, the Compensation Committee and the Board believe that employees and business units are appropriately motivated to seek maximum revenue-enhancing opportunities while managing the firm’s (and their individual or group’s) exposure to risk, and therefore did not determine that our compensation policies are reasonably likely to have a material adverse effect on our results.

Nominations for Directors

Identifying Candidates

The CG&N Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The CG&N Committee will consider qualifications of nominees properly recommended by our stockholders, as described below. Written notice submitted by stockholders recommending the nomination of a person to the Board should be delivered to our Corporate Secretary at our principal executive offices as follows:

KBW, Inc.

Attn: Corporate Secretary

787 Seventh Avenue

New York, New York 10019

Such stockholder must be a stockholder of record at the time notice is delivered to our Corporate Secretary and be entitled to vote at the meeting for the election of such director. For a stockholder nomination to be properly brought before the 2012 annual meeting of stockholders, the stockholder’s notice must be delivered to our Corporate Secretary in accordance with the procedures and no later than deadline set forth in the amended and restated bylaws of the Company, which is not less than 60 days nor more than 90 days before the first anniversary of June 13, 2011. If the notice is delivered within this period and contains the requisite information set forth in the following paragraph, such notice will be forwarded to the CG&N Committee for review and consideration.

In accordance with the Company’s bylaws and the nominating policy adopted by the CG&N Committee, the notice must set forth, as to each person whom the stockholder proposes to nominate for election as a director:

•                  the name, age, business address and residential address of such person,

•                  the principal occupation or employment of such person,

•                  the class and number of shares of our capital stock that are beneficially owned by such person, if any,

•                  any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the Exchange Act, and

•                  the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected;

and as to the stockholder giving the notice:

•                  the name, and business address and residential address, as they appear on our stock transfer books, of such stockholder,

•                  a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice,

•                  the class and number of shares of our capital stock beneficially owned by such stockholder, and

•                  a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (who must be named) pursuant to which the nomination or nominations are to be made by such stockholder.

The CG&N Committee may require any nominee to furnish additional information that may be needed in order to determine the eligibility of the nominee or the propriety of his or her nomination. In addition to the recommendations of our stockholders, the CG&N Committee may also consider director candidates recommended by our current or former directors or existing management. While it has not done so in the past, the CG&N Committee may also retain third party search firms to identify or evaluate potential nominees. The CG&N Committee will consider the attributes of candidates and the needs of the Board and, subject to the discussion below regarding incumbent directors, will review all candidates in the same manner, regardless of the source of the recommendation.

Qualifications and Selection Process

In assessing each potential candidate, the CG&N Committee will review the nominee’s financial literacy or financial expertise (as contemplated by applicable rules and regulations), age, career, experience and expertise in the investment banking and financial services industries, relevant technical skills, strength of character, ability to work collegially and such other factors the CG&N Committee determines are pertinent in light of the needs of the Board and the size and diversity of the Board and its committees. The CG&N Committee may modify these minimum qualifications from time to time.

Each nominee or Board member will be evaluated not only individually, but in the context of the Board as a whole, in order to compose a Board comprised of members that complement each other’s skills and experience and promote a diversity of background, perspective and viewpoints. While the CG&N Committee does not have any fixed policy regarding diversity, it views diversity broadly, encompassing differing professional experience and expertise, industry background, education and particular skill sets, as well as race and gender. The CG&N Committee will endeavor to achieve a mix of Board members that best implements our business plan, perpetuates our business and represents the interests of our stockholders. Therefore, depending on the then-current composition of the Board and its combination of director attributes, the CG&N Committee may focus on particular skills, attributes or other selection criteria in order to meet specific Board needs that evolve or arise from time to time.

The CG&N Committee will conduct the appropriate and necessary inquiries with respect to the backgrounds and qualifications of all director nominees, which may include a review of an appropriate questionnaire completed by the nominee, as well as personal interviews. The CG&N Committee will also review the independence of each candidate and other qualifications, as well as consider questions of possible material conflicts of interest between nominees and the Company. After the CG&N Committee has completed its review of a nominee’s qualifications and conducted the appropriate inquiries, it will make a determination whether to recommend the nominee for approval to the Board.

It is the CG&N Committee’s policy, and is reflected in our Corporate Governance Guidelines, that the continuing service of qualified incumbent directors generally promotes stability and continuity and gives us the benefit of the familiarity and insight into our affairs that our directors accumulate during their tenure. Therefore, in considering candidates for election at annual meetings of stockholders, the CG&N Committee will first identify the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board. The committee will then evaluate the qualifications and performance of the incumbent directors that desire to continue their service. In this regard, it will determine if the director continues to satisfy the minimum qualifications for director candidates and whether there exist any considerations against re-nomination. If the committee determines that an incumbent director continues to be qualified and has satisfactorily performed his or her duties during the preceding term, and there are otherwise no facts or circumstances that in the committee’s reasonable discretion should preclude such nominee from serving on the Board, then absent any special circumstances, the committee will propose the incumbent director for re-election. Employment agreements between us and each of Messrs. Duffy, Michaud and Senchak provide that such executive may resign for “good reason” if, without his consent, he is not nominated or re-nominated for election to the Board and we do not remedy such circumstance promptly after notification, as described further under “Termination by the Company Without Cause or by the Executive for Good Reason” beginning on page 43.

Communications With the Board

The Board maintains procedures for stockholders and other interested parties to communicate by email, letter, or in certain circumstances, by telephone with any of the Board, the Board’s committees, the independent directors of the Board or the presiding non-management director. Generally under these procedures, the Company will initially receive and process communications and such communications will be forwarded to the Board, to any committee or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. These communication procedures are more fully described on our website at www.kbw.com by first clicking “Investor Relations” and then “Corporate Governance.”

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board meetings and meetings of the Board committees on which they serve. The Board met seven times during the 2010 fiscal year, all of which were regularly scheduled meetings, and approved several other actions by unanimous consent. All directors attended at least 75% of the total number of meetings of the Board and of the committees on which they served during fiscal 2010.

It is our policy that directors are encouraged to attend each annual meeting of stockholders.

Committees of the Board

The Board has three separately-designated standing committees to facilitate and assist the Board in the execution of its responsibilities. These committees are the Audit Committee, the Compensation Committee and the CG&N Committee. In accordance with NYSE Listing Rules, each committee is comprised entirely of non-employee, independent directors. The table below shows current membership for each of these Board committees:

Audit Committee	Corporate Governance and Nominations Committee	Compensation Committee
Daniel M. Healy*	Daniel M. Healy	Daniel M. Healy
Christopher M. Condron	Christopher M. Condron	Christopher M. Condron*
Michael J. Zimmerman	James K. Schmidt*	James K. Schmidt

* Committee Chairperson

In addition to the three standing committees mentioned above, the Board has established the following:

•                  an executive committee, consisting of Messrs. Duffy, Michaud and Senchak, which has been empowered by the Board to advise the Company on strategic matters and to exercise the authority of the Board between meetings of the full Board (other than such authority as is reserved for the other Board committees or the full Board itself), and

•                  the non-executive compensation evaluation committee (the “Non-Executive Compensation Committee”), consisting of Messrs. Duffy and Michaud, which has been authorized and empowered by the Compensation Committee and the Board (i) to determine and approve cash and non-cash bonuses and other non-cash incentive opportunities solely for employees and employee candidates that are neither senior officers nor earn or are expected to earn $1.5 million or more in total annual compensation (such employees are referred to as the “Non-Executive Employees”) and (ii) to approve, on an interim basis, cash-only adjustments to the compensation of executive employees up to specified limits, which adjustments are subject to review, modification, nullification or other alteration by the Compensation Committee in its sole discretion.

Audit Committee

The Audit Committee met eight times during 2010 and approved several other actions by written consent. The Audit Committee is comprised of Messrs. Healy, Condron and Zimmerman, all of whom the Board has determined are independent pursuant to the NYSE Listing Rules and Rule 10A-3 of the Exchange Act. Mr. Healy also serves as chairman of the audit committee of Hiscox. Mr. Zimmerman also served as a member of the audit committee of Financial Federal until its acquisition in February 2010. Mr. Condron does not serve on the audit committee of any other public company.

The Board has determined that all the members of the Audit Committee are financially literate pursuant to the NYSE Listing Rules. The Board also has determined that Mr. Healy, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning stipulated by the SEC. The Board has adopted a charter for the Audit Committee which is available on our website at www.kbw.com by first clicking “Investor Relations” and then “Corporate Governance.”

The Audit Committee assists the Board in monitoring (i) the integrity of our financial statements, (ii) our independent registered public accounting firm’s qualifications, performance and independence, (iii) the performance of our internal audit function and (iv) compliance by us with certain legal and regulatory requirements. The Audit Committee also plays an important role in the Board’s oversight of risk, as described under “Board Role in Risk Oversight” beginning on page 14. The Audit Committee’s additional responsibilities, discussed in detail in its charter, include among other things:

•                  compensation and oversight of, and appointment or replacement of, the independent registered public accounting firm,

•                  pre-approving all auditing, internal control-related and permitted non-audit services to be performed for us, including the scope and the terms thereof,

•                  reviewing and discussing with management and the independent registered public accounting firm the adequacy and effectiveness of reporting, internal controls, risk assessment and compliance with our policies,

•                  reviewing consolidated financial statements and related public disclosures and discussing with management and the independent registered public accounting firm the accounting policies and practices used and judgments made in connection therewith, and

•                  performing other functions or duties deemed appropriate by the Board.

Corporate Governance and Nominations Committee

The CG&N Committee met two times during 2010. The CG&N Committee is comprised of Messrs. Schmidt, Condron and Healy, all of whom the Board has determined are independent pursuant to the NYSE Listing Rules. The Board has adopted a charter for the CG&N Committee, which is available on our website at www.kbw.com by first clicking “Investor Relations” and then “Corporate Governance.”

The CG&N Committee (i) assists the Board by identifying individuals qualified to become Board members, (ii) recommends to the Board changes to any of our Corporate Governance Guidelines, Code of Ethics and Supplemental Code of Ethics, (iii) leads the Board in its annual review of the Board and management’s performance, (iv) considers, and if necessary recommends, different arrangements with respect to the leadership structure and overall structure of the Board and (v) recommends nominees for membership on Board committees. The CG&N Committee’s additional responsibilities, discussed in detail in its charter, include among other things:

•                  developing qualifications and criteria for selecting and evaluating director nominees and evaluating current directors,

•                  considering and proposing director nominees for election at each annual meeting of stockholders,

•                  monitoring developments in corporate governance principles and standards in conjunction with its assessments of our Corporate Governance Guidelines, Code of Ethics and Supplemental Code of Ethics, and

•                  performing other functions or duties deemed appropriate by the Board.

The policies and procedures of the CG&N Committee with regard to the selection, evaluation and nomination of directors and director candidates is described further under “Nominations for Directors” beginning on page 15.

Compensation Committee

The Compensation Committee met eight times during 2010 and approved several other actions by unanimous consent. The Compensation Committee is comprised of Messrs. Condron, Healy and Schmidt, all of whom the Board has determined are independent pursuant to the NYSE Listing Rules. The Board has also determined that each of Messrs. Condron, Healy and Schmidt qualifies as an “outside” director within the meaning of Section 162(m) of the Code, and as a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. The Board has adopted a charter for the Compensation Committee, which is available on our website at www.kbw.com by first clicking “Investor Relations” and then “Corporate Governance.”

The Compensation Committee (i) discharges the Board’s responsibilities relating to compensation of the Chief Executive Officer and our other executive officers, (ii) has responsibility for approving, evaluating and primarily administrating all of our compensation plans, policies and programs as they affect our executive officers, including the delegation of awards to such individuals under the KBW, Inc. 2009 Incentive Compensation Plan (the “2009 Incentive Plan”) and (iii) engages in succession planning practices with respect to the Chief Executive Officer position and reports the results of such deliberations to the Board. The Compensation Committee is also principally responsible for reviewing and monitoring our compensation practices and the impact of such practices on sound risk management, as described further under “Relationship of Compensation Policies and Practices to Risk Management” beginning on page 14. The Compensation Committee’s additional responsibilities, discussed in detail in its charter, include among other things:

•                  reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation, evaluating the CEO’s performance and establishing the CEO’s compensation based on such evaluations,

•                  reviewing and approving annual base salaries, year-end bonuses and other incentive opportunities of the other executive officers,

•                  structuring and establishing any performance goals, performance-based conditions or other similar conditions or criteria applicable to executive compensation, in accordance with corporate goals and objectives,

•                  reviewing and approving employment agreements, change-of-control agreements and similar compensatory arrangements with executive officers,

•                  monitoring compliance with laws affecting employee compensation and benefits,

•                  reviewing and making recommendations with respect to the Company’s independent director compensation policy,

•                  overseeing compliance with the NYSE Listing Rules requiring stockholder approval of equity compensation plans, and

•                  performing other functions or duties deemed appropriate by the Board.

The Compensation Committee may also form and delegate authority to subcommittees as it deems appropriate. As described further under “Process for Determining Compensation” beginning on page 27, the Compensation Committee delegated non-exclusive authority to the Non-Executive Compensation Committee to determine and approve 2010 cash and non-cash bonuses and other non-cash incentive opportunities for the Non-Executive Employees, as well as non-exclusive interim authority to approve cash-only adjustments to the compensation of executives up to specified limits. Any such executive adjustments are subject to review, modification, nullification or other alteration by the Compensation Committee in its sole discretion. As described under “Determining Year-End Performance Awards” beginning on page 28, the Compensation Committee consults with members of management in setting the amount and form of executive compensation.

Use of Independent Compensation Consultant

The Compensation Committee has authority under its charter to retain, approve fees for and terminate any compensation consultant used to assist it in the evaluation of executive officer compensation. In November 2010, the Compensation Committee directly retained Compensation Advisory Partners LLP (“CAP”), an outside compensation consultant, to provide it with ongoing assessments and advice and to assist it with various executive compensation matters for the remainder of 2010 and fiscal 2011.

The Compensation Committee had previously retained Smith Consulting, also an outside compensation consultant, to advise and assist the committee with respect to several compensation-related initiatives undertaken during 2009, including (i) the design and structure of our Long Term Incentive Program and related awards granted to certain members of senior management, (ii) the entrance into new employment agreements with certain members of senior management and (iii) the establishment of performance-based conditions associated with executive compensation that were designed to comply with Section 162(m) of the Code. Due to the unique and first-time nature of many of these initiatives, Smith Consulting worked in coordination with Mercer LLC, an outside compensation consultant retained by the Company. This two-consultant model was designed to not only provide multiple views and data points, but also to protect the independent status of the Compensation Committee’s consultant and ensure the absence of any conflicts in serving the interests of the committee and management.

As the Compensation Committee’s efforts pertaining to many of these issues carried into early 2010, the committee extended the engagement of Smith Consulting (and the Company extended the engagement of Mercer) into that year in order to ensure the continuity and consistency of the outside advice being received. After these matters were finalized and the Company’s 2010 proxy statement had been distributed to stockholders, having duly noted its positive experience with the services of its consultant, the Compensation Committee decided to consider additional outside consultants with the size, scale and resources to address the future anticipated needs of the committee. After interviewing CAP personnel and subjecting it to a thorough diligence process, the Compensation Committee affirmed its status as an independent compensation consultant and determined that it had the experience, resources, support personnel and expertise required to advise the committee on best practices, to assist the committee in making informed decisions and to otherwise serve the committee’s current and future needs.

The Compensation Committee has direct and unrestricted access to CAP. Since its retention, CAP has participated extensively in all Compensation Committee meetings held in 2010 and 2011, and has advised the committee and its members both in executive session as well as in conference calls and discussions outside of formal committee meetings. Among other things, CAP has provided advice and assistance to the Compensation Committee with respect to:

•                  the design and structure of long-term performance equity awards (including applicable features and performance goals) that were granted under the 2009 Incentive Plan to certain members of senior management in March 2011,

•                  compensation arrangements, including outlining potential bonus approaches and levels for 2010, as well as the establishment of performance-based conditions with respect to the stock portion of our 2010 year-end bonus to certain senior executives and the cash portion of any future 2011 year-end bonus to such individuals,

•                  an overall assessment of our executive compensation structure and the utility of market trend analyses and available industry-related executive compensation data,

•                  a review of our firm-wide compensation policies and arrangements in order to determine the likelihood of a material adverse impact of such policies on our financial results,

•                  the identification of shifts in the compensatory landscape and developing industry practices designed to retain key employees, in light of intensified market competition for key personnel, and

•                  applicable legal and regulatory matters, including but not limited to the impact of initiatives resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the public disclosure obligations with respect to executive compensation that are applicable to the Compensation Committee and our Company.

The compensation-related initiatives summarized above, as well as role of the Compensation Committee’s independent compensation consultants in structuring and determining various elements of our compensation structure, are described further under “Compensation Discussion and Analysis” beginning on page 21.

Neither Smith Consulting nor CAP performed any work pertaining to us other than in regard to its compensation-related assignments from, and services for, the Compensation Committee.  Although the Compensation Committee did not directly engage any other outside compensation consultant, it did review and take into account the input provided by Mercer to the Company with respect to the initiatives that were completed in early 2010. The Company did not utilize Mercer for any services other than those related to executive compensation.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Christopher M. Condron (Chairman), Daniel M. Healy and James K. Schmidt, each of whom is an independent director and none of whom is a current or former officer or employee of our Company. None of our executive officers serves or has served as a member of the board of directors or compensation committee (or committee performing equivalent functions) of any entity that has one or more executive officers who serves or has served as a member of our Board or our Compensation Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

Our Compensation Committee, which we refer to as the “Committee” throughout this Compensation Discussion and Analysis, is responsible for establishing, implementing and monitoring adherence to our compensation philosophy. This Compensation Discussion and Analysis, together with the associated compensation tables and narrative discussion, provide a comprehensive outline of our core compensation principles, policies and practices, a detailed description of our executive compensation program, and specific information on the compensation of our named executive officers. In 2010, our named executive officers were:

•            John G. Duffy, Chairman and Chief Executive Officer

•            Thomas B. Michaud, Vice Chairman and Chief Operating Officer

•            Andrew M. Senchak, Vice Chairman and President

•            Robert Giambrone, Chief Financial and Administrative Officer and Executive Vice President

•            Mitchell B. Kleinman, General Counsel, Corporate Secretary and Executive Vice President

Summary of Executive Performance

In the course of making its 2010 executive compensation decisions, the Committee recognized the significant contributions of the named executive officers to our financial and market performance for the year. The Committee’s annual review and evaluation of these officers is described further under “Analysis of Executive Performance During 2010” beginning on page 33. Significant factors that highlighted the performance of our executive leadership during the year included:

•              our improved operating results for 2010, including a second consecutive year of record capital markets performance, which increased annual revenues and profitability over the prior year,

•              the achievement of all performance goals associated with 2010 executive compensation that had been structured by the Committee and outside compensation consultants,

•              the successful execution of several capital management strategies during the year, including the implementation of a quarterly dividend policy and stock repurchase program, as well as the payment of a one-time special dividend, representing a direct cash return to our stockholders of over $45 million,

•              the maintenance of a ratio of compensation expenses to annual revenues that was within our traditional parameters, notwithstanding the incurrence of additional compensation costs associated with targeted expansion opportunities and the successful recruitment of talent from market competitors,

•              the ongoing build-out of operations and personnel in Asia, representing our first major international initiative since our commencement of operations in the United Kingdom in 2004, and the expansion of investment banking operations in the U.K. through the recruitment of experienced personnel and the implementation of new business practices,

•              the continued strength of our capital position, maintenance of healthy levels of liquidity and ongoing preservation of a low-leverage strategic approach, and the resulting stability, continuity and enhancement of our core business model,

•              the absence of significant regulatory actions and avoidance of material adverse litigation settlements or awards amid an increasingly complex regulatory and litigation environment, and

•              the overall performance and relatively stable valuation of our common stock during the year.

Compensation Philosophy and Objectives

Through the Committee, we are committed to responsible compensation practices designed to enhance the value of our franchise. We endeavor to compensate our employees fairly and competitively, while ensuring that our compensation structure utilizes performance metrics and incentives that are consistent with our business strategy and reflect our risk management principles.

The evolution of our executive compensation program has paralleled our growth and development as a public company. In recent years, the Committee has introduced or expanded a number of key features that reinforce our compensation philosophy and have come to serve as fundamental drivers of how we pay, motivate and retain our senior leadership. These pay practices have featured a steadily increasing focus on performance and incentive-based pay and an expansive trend toward equity-based awards and mandatory equity retention. By linking compensation to performance priorities, reducing the percentage of annual bonuses paid in cash, granting new incentive awards tied to multi-year performance goals and subject to “clawback” provisions, and making a substantial portion of overall executive compensation vulnerable to market risk, the Committee has taken significant steps to infuse our compensation program with long-term, sustainable incentives to maximize our stock performance. The objectives underlying our compensation philosophy are explained in more detail below.

Sustain Market Competitiveness

Since our business model is based on the building of long-term relationships with clients and customers, the reputation, judgment, business generation capabilities and project execution skills of our professionals are critical to our success. As a result, we believe that our most valuable assets are our management team and key employees. The brokerage and investment banking sectors are extremely competitive industries that have historically been subject to high turnover, with competition for talent coming not only from investment banks but also from businesses outside the investment banking industry, such as hedge funds, private equity firms and venture capital funds. This competition for highly-qualified individuals has intensified in recent years, as companies which were able to manage the recent global financial crisis have continued their efforts to expand their business plans and upgrade their talent by, among other things, hiring additional personnel from competitors. We therefore believe that an executive compensation program designed to attract and retain high quality executives and that links pay to performance is an essential cornerstone to operating successfully as a public company in our industry.

The Committee believes that the most effective compensation program is one that is adaptable to market trends, rewards the achievement of strategic and performance goals by the Company and aligns executive interests with those of our stockholders. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains generally competitive relative to market standards or trends, while recognizing the need to maintain an appropriate ratio of compensation expense to revenue.

The Committee has traditionally used available peer and industry compensation data as general comparative guidance and factored such data into the total mix of information it considers in making overall determinations of executive compensation. The extent to which the Committee uses such data in any given year varies depending on its assessment of the utility of the available market intelligence for the most recently completed fiscal years as a reliable indicator of then-current executive compensation levels and market practices. In recent years, available peer data, which is inherently subject to constraints, has been of limited value as a reflection of standard industry compensation practices due to the extraordinary economic conditions over the periods covered by such data. As the economy and industry practices continue to stabilize and evolve, the Committee may reassess the merits of establishing a suitable peer group and the advisability and utility of such peer group’s information as a significant factor in determining our form and levels of executive compensation. The Committee has not historically used peer information to provide specific reference points for its compensation decisions and has not otherwise benchmarked executive compensation.

Pay for Performance

A substantial portion of our compensation is variable and structured on a pay-for-performance basis, which the Committee believes reflects our historically entrepreneurial culture. The significant weight put on year-end bonuses as a component of overall compensation underscores this commitment to a pay-for-performance philosophy.

Generally, the more senior an executive’s position, the greater his or her responsibility and ability to influence our results of operations and achievement of strategic goals, and the higher his or her total compensation, the higher will be the percentage of compensation that constitutes performance-based pay. The amount of such compensation will depend on our financial performance generally, the performance of the department or business group of such executive, and finally, the executive’s individual performance and contributions to our business. The Committee may measure performance both on an absolute basis (for example, based on the achievement of internal business goals for revenue, net income and operating earnings per share and the achievement of strategic initiatives), as well as on a relative basis (for example, by comparing such metrics against those of our key competitors or comparing our overall stockholder return against that of our competitors).

Establishment of Performance Goals

The Committee has significantly enhanced our pay-for-performance compensation framework with the establishment of performance goals associated with all year-end bonus compensation (both cash and stock) of our named executive officers. The Committee initially designed performance-based criteria tied to annual profitability in connection with its year-end executive bonus determinations made in February 2010, and continued this practice with its most recent bonus decisions in February 2011. As a result, the named executive officers may not receive any portion of their year-end bonuses unless the performance conditions related to such bonuses are satisfied. The Committee’s determinations regarding the performance conditions associated with 2010 executive bonuses are discussed further under “Achievement of 2010 Performance Goals” beginning on page 30, and performance conditions applicable to future executive bonuses are discussed further under “Establishment of 2011 Performance Goals” beginning on page 31.

The LTIP

In February 2010, the Committee established the Long Term Incentive Program (the “LTIP”) under the 2009 Incentive Plan. The LTIP is designed to provide compensation to senior executives that is variable and based on the achievement of long-term performance goals determined by the Committee. The LTIP, which was structured with the assistance of outside compensation consultants, implements our goals of strengthening the pay-for-performance link and incentivizing such executives by placing a significant portion of their compensation at risk, and also serves as a valuable additional retention tool.

The LTIP allows the Committee to grant awards to selected executives. Any awards will provide for the amounts that may be earned by the award recipient (which may be a fixed or variable amount), as well as the terms and conditions related to such awards, all of which will be determined and established by the Committee. Such information would be set forth in a related award letter or agreement entered into by us and the recipient. The LTIP provides that amounts specified or calculated pursuant to an award may be earned upon the achievement of specified performance goals during the performance cycle established for such award.

The LTIP creates successive overlapping three year performance cycles beginning on January 1 of each year (with a staggered “phase-in” of yearly performance cycles for the LTIP awards granted in February 2010, which are referred to below). Award amounts payable are based on the achievement of certain levels of “Cumulative Adjusted EPS” (as defined below) during a performance cycle. Under the LTIP, the percentage of any awards earned for each performance cycle is determined in accordance with the following schedule, subject to adjustment by the Committee in its discretion:

Cumulative Adjusted EPS for Performance Cycle	Percentage of LTIP Awards Earned
Maximum or Higher	200%
Target	100%
Threshold or Lower	0%

If Cumulative Adjusted EPS for a performance cycle is between threshold and target or between target and maximum, the percentage of LTIP awards earned between 0% and 100% or between 100% and 200%, respectively, will be determined by linear interpolation. Not later than 90 days after the commencement of each performance cycle, and as otherwise required by the 2009 Incentive Plan, the Committee shall establish in writing the threshold, target and maximum levels of Cumulative Adjusted EPS (and any such adjustments thereto) for such performance cycle.

Under the LTIP, award payments may be made in cash, shares of our common stock, or a combination thereof, as determined by the Committee in accordance with the LTIP and the 2009 Incentive Plan. The form of any award payments will be set forth in the resolutions approving such award or the LTIP award letter related to such award.

With respect to any performance cycle, “Cumulative Adjusted EPS” is defined as earnings per share, as reported in our consolidated financial statements prepared in conformity with United States generally accepted accounting principles (“GAAP”) as applied to SEC registrants (or any other governing accounting standards as may from time to time apply to SEC registrants), as adjusted to eliminate:

•                  the impact of all performance-based awards during the relevant performance cycle for any named executive officer, including awards under the LTIP,

•                  the effect of any tax, assessment or similar charge enacted or implemented by a government or governmental agency which is not of general application to corporate taxpayers in the relevant jurisdiction, and

•                  any quantifiable non-GAAP (or other applicable accounting standard) adjustment to net income for the relevant performance cycle reported in a public filing with the SEC prior to the determination of the percentage of LTIP award earned for such performance cycle.

In February 2010, the Committee granted awards under the LTIP to each of Messrs. Duffy, Michaud and Senchak (referred to as the “LTIP Awards”), which are described further under “LTIP Award Payments for 2010” beginning on page 32. In February 2011, the

Committee approved the payment of award amounts based on the Cumulative Adjusted EPS achieved during the first performance cycle established under these awards. The Committee has not granted any additional awards under the LTIP.

Performance Awards

In March 2011, the Committee granted long term incentive awards in the form of performance equity awards (the “Performance Awards”) to each of Messrs. Duffy, Michaud and Senchak. In structuring these awards, the Committee combined its core objective of aligning executive and stockholder interests with its pay-for-performance philosophy, by requiring that Performance Award payments only be made in the form of common stock and only upon the achievement of multi-year performance goals. In addition, these awards contain “clawback” provisions that provide for repayment of all or a portion of shares issued in the event of certain accounting restatements, thereby creating at-risk performance units for these executives. Award recipients would not be entitled to any payments under the Performance Awards until 2014.

Together with its independent compensation consultant, the Committee structured a performance goal that it believes is aligned with the interests of stockholders and is based on our reported results of operations, without the significant adjustments utilized under the LTIP. Performance Awards will only become payable upon the achievement of certain levels of “Return on KBW Average Equity,” as defined in the related performance award agreement, over a three-year performance period encompassing fiscal 2011 through 2013. In granting the Performance Awards, the Committee established threshold, target and maximum performance levels of Return on KBW Average Equity of 5%, 10% and 12.5%, respectively, over the three-year performance period. The number of shares of common stock, if any, that would be received by an award recipient will be determined as a percentage of the 40,080 shares he would receive upon achievement of the “target” performance level, as described below. The percentage of the Performance Award earned for the performance period will be determined in accordance with the following schedule:

Actual Performance Period Return on KBW Average Equity	Percentage of Performance Awards Earned
Maximum or Higher	200%
Target	100%
Threshold	20%
Below Threshold	0%

If the Return on KBW Average Equity is between threshold and target or between target and maximum, the percentage of Performance Awards earned between 20% and 100% or between 100% and 200%, respectively, will be determined by linear interpolation (subject to any adjustment otherwise permitted). We would also pay an amount equal to the aggregate amount of any cash dividends declared and paid on shares of common stock during the performance period, but only on award shares that are actually earned. If the award recipient were required to repay all or a portion of shares issued to him in the event of certain accounting restatements in accordance with the Performance Award’s clawback provisions, he would also be obligated to repay the related dividend equivalents that were paid to him. Additionally, in the event an award recipient departs after earning an award and subsequently breaches certain non-competition agreements, the award amounts may also become subject to repayment.

Align Executive and Stockholder Interests

Prior to the IPO, we were a private company with broad employee equity ownership. Historically, an individual employee’s equity ownership generally correlated with seniority and tenure, and equity appreciation was a fundamental economic benefit of employment. Since we believe significant employee ownership helps align the interests of our employee owners with our non-employee stockholders, we have designed and implemented certain policies and other measures which are described in detail below, in order to maintain and enhance such ownership. The vesting restrictions, performance goals and other design features of our equity-based awards, together with our executive stock ownership guidelines and the restrictions contained in our employee stockholders’ agreement, encourage long-term stock ownership by our executives and further motivate them to create enduring stockholder value.

Restricted Stock Awards

The Committee has determined that, as a public company, our bonuses should include an appropriate combination of cash and equity-based awards. The inclusion of an equity component in year-end bonuses is designed to provide employees with incentive and compensation opportunities based on the creation of stockholder value and an increase in our stock price. Accordingly, in February of each year, the Committee awards a substantial portion of our employees a percentage of their year-end bonus in the form of restricted stock awards.

The percentage of bonus compensation paid in restricted stock has increased annually since it was first introduced as a year-end bonus component in the year after we became a public company. Moreover, the threshold at which restricted stock becomes a component of employee bonuses has continued to drop during the same period, resulting in the distribution of restricted stock awards to a greater overall number of employees. It has also become established practice for restricted stock awards vesting over a multi-year period to be a significant component of the total compensation packages issued to new employees, particularly more senior or key personnel. These restricted stock awards firmly align the interests of the recipient with those of our stockholders by ensuring that the same changes in our stock price that affect outside stockholders also directly affect the value of such awards.

Since the restricted stock awards are typically subject to a multi-year vesting period, such awards encourage a focus on long-term and sustainable growth, because short-term fluctuations in our stock price will not significantly affect the value of these awards to their recipients. In addition, since unvested shares underlying such restricted stock awards are generally forfeited upon termination, the extended vesting period also serves as a useful employee retention tool. We use the following references for certain year-end stock awards that have been granted to our employees:

•      the “2010 Year-End Stock Awards” refer to the awards granted in February 2011, with respect to fiscal 2010,

•      the “2009 Year-End Stock Awards” refer to the awards granted in February 2010, with respect to fiscal 2009,

•      the “2008 Year-End Stock Awards” refer to the awards granted in February 2009, with respect to fiscal 2008, and

•      the “2007 Year-End Stock Awards” refer to the awards granted in February 2008, with respect to fiscal 2007.

Each of these restricted stock awards vest in equal one-third amounts over a three year period on February 1st of each year, with the exception of the 2010 Year-End Stock Awards and the 2009 Year-End Stock Awards granted to the named executive officers, which vest on February 23rd of each year. In all cases vesting commences with the first year after such award was granted. Since all these awards were initially granted in early February, the first vesting date represents the approximate one-year anniversary of the grant date. The vesting schedule variance for the 2010 Year-End Stock Awards and the 2009 Year-End Stock Awards granted to the named executive officers was created in order for the Committee to appropriately assess the achievement of the performance goals applicable to vesting of these executive awards. These performance goals are described further under “Achievement of 2010 Performance Goals” and “Establishment of 2011 Performance Goals” beginning on pages 30 and  31, respectively.

The Stockholders’ Agreement

The named executive officers and most of our other senior officers have built significant equity ownership in the Company, with such holdings constituting a majority of overall personal assets for many of such persons. To align executive and stockholder interests, we entered into a stockholders’ agreement prior to the IPO, which is applicable to executives and other employees that at the time held a title of “Principal” or higher. The stockholders’ agreement contains contractual restrictions on the disposition of shares, as described further under “Amended and Restated Stockholders’ Agreement” beginning on page 55.

Executive Stock Ownership Guidelines

We maintain minimum stock ownership guidelines for our executives to help drive long-term performance and strengthen retention, as well as ensure that our executive officers maintain a meaningful economic stake in the Company. The guidelines, which on an annual basis are affirmed or adjusted to the extent deemed advisable by the Committee, are designed to satisfy an executive’s need for portfolio diversification, while maintaining stock ownership at levels sufficiently high to assure management’s significant and demonstrable interest in, and commitment to, increasing stockholder value over the long-term. The guidelines provide for each of Messrs. Duffy, Michaud and Senchak to hold our common stock with a value equal to three times their annual cash compensation (determined by averaging base salary and any annual cash bonus over the prior three years), and for each of Messrs. Giambrone and Kleinman, as well as officers with a title of executive vice president or more senior and certain other designated key officers, to hold our common stock with a value equal to 1.5 times their annual cash compensation.

Executives that were subject to the guidelines at the time of their adoption in 2007 must be in compliance within five years of March 1, 2008 and at all times thereafter. All of the named executive officers were subject to the guidelines at the time of their adoption. Executives that were not subject to the guidelines at the time of their adoption but subsequently become subject, must be in compliance on the fifth anniversary of the date they became subject and at all times thereafter. Executives that fail to meet these guidelines will receive at least half of their annual incentive compensation in restricted stock or other equity and will be prohibited from selling any shares until their target multiple is reached. All stock directly or indirectly owned by an executive, including unvested equity awards, will be counted toward meeting these guidelines.

The 2009 Incentive Compensation Plan

The 2009 Incentive Plan permits us to issue shares of common stock pursuant to the grant or exercise of stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance unit awards and performance share awards, as well as grant cash-based awards and other awards to directors, officers, employees and consultants. The 2010 Year-End Stock Awards, the 2009 Year-End Stock Awards, the LTIP Awards and the Performance Awards were granted under the 2009 Incentive Plan. The Committee and the Board believe that the 2009 Incentive Plan contributes significantly to our success and helps increase stockholder value by enabling us to attract, incentivize and retain highly-qualified directors, officers, employees and consultants. The Committee anticipates continuing to provide stock-based incentive awards to recruit, motivate and retain these individuals.

Upon the effectiveness of the 2009 Incentive Plan, then-remaining shares that had been available for issuance under our 2006 Equity Incentive Plan (the “2006 Incentive Plan”) were added to the shares available for issuance under the 2009 Incentive Plan. The shares underlying the final one-third installment of the 2008 Year-End Stock Awards, which are scheduled to vest in February 2012, constitute the only unvested grants or awards still outstanding under the 2006 Incentive Plan. Under either the 2009 Incentive Plan or the 2006 Incentive Plan, if any award is forfeited, or under the 2009 Incentive Plan if any stock option or SAR terminates without being exercised or if any SAR is exercised for cash, shares of common stock subject to such awards will be added to the shares available for future issuance under the 2009 Incentive Plan. If the option price of any stock option granted under the 2009 Incentive Plan is satisfied by delivering shares of common stock to us (by actual delivery or attestation), only the number of shares of common stock issued, net of the shares of common stock delivered or attested to, will be deemed delivered for purposes of determining the maximum number of shares available for delivery under the 2009 Incentive Plan. Under both the 2006 Incentive Plan and the 2009 Incentive Plan, to the extent any shares are not delivered to a participant because such shares are used to satisfy any applicable tax-withholding obligation, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares available for delivery under the 2009 Incentive Plan. The shares subject to grant under the 2009 Incentive Plan are made available from authorized but unissued shares.

As of April 18, 2011, there were 4,723,395 shares of common stock available for future grants under the 2009 Incentive Plan and 694,977 shares representing outstanding but unvested restricted stock awards under the 2006 Incentive Plan.

The 2008 Employee Stock Purchase Plan

Our 2008 Employee Stock Purchase Plan (the “ESPP”) was implemented to encourage additional stock ownership by all employees and thereby reinforce the alignment of the interests of employees and stockholders. The ESPP is a broad-based plan designed to meet the requirements of Section 423 of the Code by offering almost all of our employees the opportunity to buy shares of common stock at a 5% discount to the then-prevailing market value, through after-tax payroll contributions constituting from 1% to 10% of gross wages. Such purchases occur on the final trading day of each of the ESPP quarterly offering periods, which are identical in duration to each fiscal quarter of the Company. Generally employees who have completed at least one year of continuous employment, regardless of seniority or compensation level, will be eligible to participate in the ESPP, which eligibility generally ends upon termination of employment. No employee may purchase more than 2,000 shares in any single offering period or more than $25,000 of common stock under the ESPP in any calendar year. The ESPP is administered by a committee of three members (referred to as the “Plan Administrator”) comprised of directors or employees selected by the Committee. The Plan Administrator may, among other things, adjust the duration of the offering periods under the ESPP, decrease an employee participant’s payroll contributions to comply with the Code and delegate its administrative responsibilities and powers under the ESPP to any employees or group of employees. All decisions and actions of the Plan Administrator are final and conclusive. As of April 18, 2011, 1,476,002 shares remained available for issuance under the ESPP.

The following table provides information as of December 31, 2010, with respect to compensation plans (including individual compensation arrangements) under which our securities are authorized for issuance:

Plan Category	Plan Name	Number of Securities Remaining Available for Future Issuance
Equity compensation plan approved by security holders	2009 Incentive Plan	6,360,655
Equity compensation plan approved by security holders	2008 ESPP	1,478,030
Equity compensation plans not approved by security holders	None	n/a
Total		7,838,685

Process for Determining Compensation

In determining total compensation, as well as the different elements contributing to the overall mix of compensation, we strive to balance the competing interests of rewarding performance and retaining key employees by maintaining competitive compensation levels, against preserving healthy cash balances and maintaining an appropriate ratio of compensation to revenues.

We have historically set overall compensation and benefits expense at a level which we believe to be competitive with peer companies in our industry and we have traditionally reviewed peer data provided to us by outside vendors. However, the Committee does not automatically utilize then-available market intelligence as a strict measure of general industry practices. Instead, each year the Committee, with the assistance of its outside compensation consultant, makes a qualitative judgment as to the value of such data and the insight it offers. Several factors may weigh into such judgment, including the timeliness of such data in the context of current decision-making, the scope of information required to be publicly disclosed by peers, the impact of significant market or regulatory events affecting compensation practices during the period related to such data and their applicability to the current performance period, and the extent to which peers may have adjusted their compensation structure due to factors or events that uniquely or disproportionately affected their operations or their business model. The Committee will then use such peer data as a contributing factor in its overall compensation determinations to the extent deemed appropriate.

The Committee approves compensation for officers at the level of executive vice president and more senior and employees who earn at least $1.5 million in total cash and non-cash annual compensation (such employees are referred to as the “Executive Employees”), as well as employment offers for candidates that are expected to become an executive vice president or more senior or that are expected to receive an aggregate compensation commitment (cash and stock) of at least $1.5 million. The Board has delegated to the Non-Executive Compensation Committee authority to approve annual compensation (including base salary and bonus) of Non-Executive Employees, although in certain circumstances decisions regarding solely non-equity based compensation for such employees may be made by senior management. The Board has also delegated non-exclusive interim authority to the Non-Executive Compensation Committee to approve cash-only adjustments to the compensation of Executive Employees up to specified limits. Such cash-only adjustments may not exceed, with respect to any individual Executive Employee in any given fiscal year, 10% of such executive’s total annual compensation (both cash and non-cash) for the most recently completed prior fiscal year. Furthermore, with respect to all Executive Employees as a group, the aggregate amount of cash-adjustments outstanding that have not yet been ratified or approved by the Committee may not exceed $500,000 at any time. Any such cash-adjustments are in all cases subject to the review, modification, nullification or other alteration by the Committee in its sole discretion.

The Non-Executive Compensation Committee provides periodic reports to the Committee regarding its decisions made and actions taken, including with respect to salary adjustments and annual year-end award amounts, and the Committee can exercise discretion to make any modifications it deems to be necessary or appropriate.

Determining Total Compensation

We have stated our expectation that the overall annual compensation and benefits expense ratio will be in the range of 55-60% of annual revenue (not including the amortization of IPO-based stock awards). However, this ratio may be adjusted at any time for a variety of reasons, including but not limited to lower operating revenues, the need to retain key personnel during difficult economic conditions or to otherwise adapt to rapid or significant changes in the market environment, or to fund a major expansion.

2010 Total Compensation

In determining total compensation with respect to 2010, the Committee reviewed and analyzed input and information from a variety of sources. The process included discussions between the Committee and its independent compensation consultant concerning current and historical compensation trends, any industry-wide changes in compensation structure due to prevailing market conditions, a market-based comparative analysis of our compensation levels, and other related matters. In addition, the Committee analyzed internal financial information relevant to a determination of 2010 compensation, such as the impact of fixed costs associated with guaranteed compensation commitments. Such commitments related primarily to the ongoing build-out of operations at KBW Asia, as well as the hiring of additional senior employees at KBWL and Keefe in response to select market opportunities and in order to execute targeted growth initiatives. The Committee also engaged in a comprehensive dialogue with the Chief Executive Officer regarding compensation of employees, industry practices, the economic and market conditions that impacted our business activities during 2010, and the contributions of individual executives.

At the time the Committee made its 2010 compensation determinations, the most recent peer and industry compensation data that was available related to fiscal 2009. The turbulent economic climate that existed in early 2009 diminished as the year progressed, as financial markets began to stabilize, business activity became more robust and an early-stage recovery emerged. Although the businesses and financial results of virtually all companies in our industry were both buffeted by such early market turbulence and aided by the ensuing stabilization, the extent of the impact of both such trends on particular institutions during 2009 depended on different factors which were often unique to such entities. Many companies continued to contend with the debilitating effects of the global economic crisis, experiencing changes or contractions in business strategies, continued restrictions on access to credit and downward regulatory and political pressure on compensation levels. On the other hand, several companies that emerged from the crisis relatively intact experienced rapid and significant turnarounds in certain areas of operations that had been impaired, saw substantial increases in the value of credit instruments and other securities owned, took advantage of selective re-openings in the equity markets to raise capital and increased market share and expanded into new lines of business, often at the expense of weakened competitors. Due to the disparate array of forces impacting executive compensation structures and overall compensation levels at various peer companies during 2009, the available peer data informed but did not govern our compensation decisions for 2010.

For 2010, the level of total compensation and benefits expense to annual revenue (excluding the final amortization of IPO-based stock awards) was approximately 59.9%, which was within both our compensation and retention objectives and our expected ratio of compensation to annual revenues. We deemed this level to be appropriate after a review and analysis of our financial performance in 2010, other applicable internal Company data, our overall compensation levels on a comparative basis (to the extent deemed useful) and the impact of current economic and market conditions, and after the Committee’s discussions with its independent compensation consultant, the Chief Executive Officer, and other members of senior management.

Determining Base Salaries

We provide our executive officers and other employees with an annual base salary to compensate them for services rendered during the fiscal year. Base salary is designed to provide a fixed amount of current cash income to each executive that generally is not variable in nature and is competitive with market standards. Base salaries for executive officers are reviewed and approved annually by the Committee, generally in the first quarter of the fiscal year.  In setting base salaries, the Committee traditionally considers an executive’s role and responsibilities, market trends and available market data, our performance in the prior fiscal year and anticipated performance in the upcoming fiscal year, and the recommendations of the Chief Executive Officer.

The determination of base salaries may also be subject to the terms of employment agreements, guaranteed compensation packages and similar arrangements. Consistent with industry practice and our pay-for-performance objective, the base salaries of our executives generally account for a moderate portion of their overall compensation.

Determining Year-End Performance Awards

Consistent with our compensation philosophy, a significant percentage of total compensation consists of performance-based year-end bonuses. The size of the annual employee bonus pool, which includes executive officer bonuses, has historically been based upon a percentage of revenues. At the end of the fiscal year, the aggregate dollar amount of the annual bonus pool is established.

Throughout the fiscal year, the Chief Executive Officer engages in discussions with the Committee regarding the annual bonus pool, which discussions may take place both in the context of Committee meetings and with Committee members on an ex-officio basis. These discussions generally increase in frequency and in detail beginning late in the third quarter and continue through the end of the fiscal year, as the Company develops a clearer view of its revenues and profitability for the year. Throughout this process, the Committee is provided with updated information regarding the metrics relevant to a determination of overall year-end bonuses and base salaries for the subsequent year. The Committee provides the Chief Executive Officer with general guidance and initial indicators of its expectations for compensation that are consistent with the Committee’s compensation goals and objectives. The guidance, recommendations and instructions of the Committee that derive from this process are taken into account by the Chief Executive Officer in determining the bonus pool. The Chief Executive Officer’s determination is then presented to, and subject to the final approval of, the Committee.

Generally during the last month of the fiscal year, our department heads consult with the Chief Executive Officer and make suggestions regarding bonus payments for employees in their respective departments based upon a combination of factors, including our overall results, departmental performance, and the employee’s individual performance and contribution to revenues, business and strategic development and market position. The Chief Executive Officer makes similar determinations for each of the department heads based on such factors, as well as the overall management performance and contributions of such department heads. Department heads also serve on a Management Committee which meets periodically to discuss matters of interest beyond their specific department, and the Chief Executive Officer may also consider their contributions to such broader Company matters when determining compensation. Pursuant to our Annual Incentive Plan (the “Bonus Plan”), the Chief Executive Officer will review and discuss the proposed allocation of the bonus pool for each department with the relevant department head. The Chief Executive Officer has discretion to adjust bonus payments for entire departments, or for individual employees within a department.

The Chief Executive Officer will then propose individual bonus amounts to the Committee or the Non-Executive Compensation Committee, as appropriate. Such proposals in respect of a fiscal year are usually presented to the Committee in January of the following fiscal year, along with management’s assessment of the financial results in the completed fiscal year, both for our Company as a whole and for each department. In the course of evaluating such recommendations, the Committee typically reviews not only the proposed bonuses (both cash and stock) and total compensation for each executive in respect of such year, but also a comparison of such proposed amounts to the amounts previously awarded to such individual. This level of detail is provided in order to ensure that each member of the Committee has a historical and comprehensive picture of the compensation and benefits paid to each of our executive officers. With respect to the Chief Executive Officer, the Committee has full and direct authority to approve compensation, including year-end bonus, based on its annual evaluation. The evaluation of the Chief Executive Officer incorporates the feedback provided to the Committee by the presiding non-management director (who is also a member of the Committee) regarding his interaction and dealings in such role with the Chief Executive Officer.

The Committee will consult with management not only with regard to the amount of bonuses, but also the appropriate allocation between cash and restricted stock or other equity-based compensation. The Committee may approve such bonus amounts or make such modifications as it deems necessary or appropriate. Year-end bonuses (including cash and stock) are generally awarded at the beginning of each fiscal year in respect of performance for the preceding year.

2010 Year-End Bonus Pool

In light of the improvement in our 2010 annual revenues and the increased stability demonstrated by the markets as the year progressed, the 2010 year-end employee bonus pool was increased from 2009. Despite the increased bonus pool, our overall annual compensation expense for 2010 was within our expected range of 55-60% of annual revenue (not including the amortization of IPO-based stock awards), as described under “2010 Total Compensation” beginning on page 27. The 2010 year-end bonus pool, including both the cash and restricted stock components, was approved by the Committee in the first quarter of 2011.

With the exception of the 2010 cash bonuses and 2010 Year-End Stock Awards granted to the named executive officers, which are performance-based awards granted solely pursuant to the 2009 Incentive Plan, all 2010 year-end bonuses awarded to our employees were granted in accordance with the Bonus Plan and were not dependent on the achievement of performance goals. Under the Bonus Plan, bonuses are required to be paid in cash or through equity awards granted under the 2009 Incentive Plan.

2010 Year-End Stock Awards

The Committee approved and generally applied a Company-wide formula to determine the percentage of each employee’s 2010 aggregate year-end bonus to be paid in the form of restricted stock. The stock component of the 2010 year-end bonuses constituted a greater percentage of an eligible employee’s bonus in 2010 compared to 2009. In addition, a greater overall number of employees received a bonus containing an equity component in 2010. All of the 2010 Year-End Stock Awards were granted pursuant to the 2009 Incentive Plan. The Board and the Committee intend to continue to incorporate equity-based awards as a standard component of overall compensation in order to strengthen the pay-for-performance link and to further align employee and stockholder interests.

The following table shows the formula generally utilized by the Committee to determine the percentage of each employee’s total 2010 bonus that was to be paid in the form of restricted stock:

Range of Total 2010 Bonus	Percentage of Total Bonus Paid in Restricted Stock
$120,000 but less than $225,000	31.0%
$225,000 but less than $500,000	36.0%
$500,000 but less than $1,000,000	38.0%
$1,000,000 or more	40.0%

For all employees receiving 2010 Year-End Stock Awards, the exact number of shares to be granted was calculated by dividing a dollar amount equal to the percentage of each affected employee’s bonus to be received in stock according to the above formula, by $27.3188, the weighted average price of our common stock on the NYSE over a ten consecutive trading day period ending at the close of the market on February 4, 2011, the grant date for the 2010 Year-End Stock Awards. Employees with an overall 2010 bonus of less than $120,000 did not receive any restricted stock.

Determining Achievement of Performance Goals

In the course of approving the payment of bonuses to executive officers or the vesting of their restricted stock awards, the Committee may first be required to determine whether any performance conditions related to such bonuses have been satisfied. Since performance conditions are typically tied to our financial results, the Committee will only be able to assess the achievement of such conditions once our financial results for the relevant period have been reasonably determined. As noted above, the Committee generally decides year-end bonus amounts for employees, including our executive officers, in January of the following year. However, to the extent the financial results from which any associated performance conditions are derived have not been reasonably determined, payment of such bonuses to affected executives will be postponed until the Committee is able to formally determine achievement of such performance conditions.

Similarly, year-end performance-based restricted stock awards granted to certain executives may establish later vesting dates than those associated with the non-performance based awards granted to other employees. The establishment of later vesting dates is intended to create a sufficient amount of time, after completion of the performance period and prior to the vesting date, for the financial results for such period to be calculated, prepared and presented to the Committee. The Committee is therefore able to make a reasonable and informed assessment as to whether the performance conditions associated with vesting of such shares have been satisfied and whether such shares should therefore vest as scheduled.

Achievement of 2010 Performance Goals

In February 2010, the Committee established performance goals associated with the payment of any 2010 year-end cash bonuses to our named executive officers and with the vesting of their 2009 Year-End Stock Awards. Payment of a 2010 cash bonus and vesting of the first installment of these 2009 Year-End Stock Awards each required our “Adjusted Pre-Tax Net Income” (as defined below) for fiscal 2010 to be positive.

Although the Committee approved 2010 cash bonuses for each named executive officer at the same time as it approved bonuses for other employees, the named executive officers were not entitled to receipt of their cash bonuses unless and until the Committee determined that the associated performance goals had been achieved. As a result, cash bonuses to such officers were paid several weeks after those to our other employees, in order to allow the Committee to review the annual financial results in the form in which they were to be presented to the public. Upon the Committee’s conclusion that our 2010 Adjusted Pre-Tax Net Income was positive and the performance goals had been met (which conclusion was announced in a public filing with the SEC), the 2010 cash bonuses were paid to each named executive officer. These 2010 cash bonus amounts are described further under “Amounts of 2010 Executive Year-End Performance Awards” beginning on page 34.

The named executive officers’ 2009 Year-End Stock Awards vest in equal one-third amounts over three years beginning on February 23, 2011, subject to the achievement of positive Adjusted Pre-Tax Net Income in the immediately preceding year. Upon the Committee’s determination that 2010 Adjusted Pre-Tax Net Income was positive, the first one-third of these awards vested as scheduled.

“Adjusted Pre-Tax Net Income” for any stated period means our pre-tax consolidated income for such period, determined in conformity with GAAP as applied to SEC registrants (or any other governing accounting standards as may from time to time in the future be applicable for SEC registrants), adjusted to eliminate:

•                  the impact of all performance-based awards during the stated period for any named executive officer,

•                  the effect of any tax, assessment or similar charge enacted or implemented by a government or governmental agency which is not of general application to corporate taxpayers in the relevant jurisdiction, and

•                  any quantifiable non-GAAP (or other applicable governing accounting standard) adjustment to net income for the stated period that is reported in a public filing with the SEC prior to the determination of the achievement of the performance criteria for such stated period.

Determining Establishment of New Performance Goals

The Committee may continue its practice of establishing performance criteria applicable to future bonuses or other compensation, in an effort to maintain and enhance the performance-based focus of our executive compensation and to further motivate our senior officers. Such performance criteria may be structured with the assistance of outside compensation consultants and be designed to comply with Section 162(m) of the Code regarding the deductibility of executive compensation.

Establishment of 2011 Performance Goals

In March 2011, the Committee approved performance conditions associated with the vesting of shares underlying the named executive officers’ 2010 Year-End Stock Awards, as well as payment of their 2011 year-end cash bonuses. The receipt of their 2010 Year-End Stock Awards is subject to the following vesting schedule: the first one-third installment has a vesting date of February 23, 2012, the second one-third installment has a vesting date of February 23, 2013, and the final one-third installment has a vesting date of February 23, 2014. However, such officers will only receive their 2010 Year-End Stock awards upon the achievement of related performance conditions. With respect to each of the three installments of shares, in order to vest on its scheduled vesting date, the “Adjusted Pre-Tax Net Income” (as discussed below) for the most recently completed fiscal year prior to such vesting date must be positive. If Adjusted Pre-Tax Net Income for such year is not positive, the executive’s right to receive such shares is postponed, and on such vesting date he will not receive the shares that were scheduled to vest. With respect to any award where vesting has been postponed, such shares will vest following the conclusion of 2013, if the aggregate Adjusted Pre-Tax Net Income for calendar years 2011, 2012 and 2013 is positive. If the aggregate Adjusted Pre-Tax Net Income for such three-year period is negative, the executive will permanently forfeit any and all shares that he did not previously receive on their original scheduled vesting date.

Payment of 2011 year-end cash bonuses to the named executive officers likewise requires us to achieve positive 2011 Adjusted Pre-Tax Net Income. In the event such performance conditions are satisfied, each named executive officer would be entitled to a 2011 cash bonus in an amount equal to a previously designated percentage of our fiscal 2011 consolidated revenues, which amount may be reduced at the discretion of the Committee.

Upon the advice of its independent compensation consultant, the Committee defined “Adjusted Pre-Tax Net Income,” as it is used in this section, in the same manner as it is defined in “Achievement of 2010 Performance Goals” above, except that its usage here does not permit the adjustments described in the first and second bullets of the above definition to be taken into account.

Determining Incentive Awards

The Committee maintains broad latitude to grant incentive-based awards to selected officers. The Committee may issue awards either directly under the 2009 Incentive Plan or under plans that are incorporated into it, such as the LTIP. Such awards may entitle the award recipient to earn amounts that are either specified in the award or that are to be calculated pursuant to the terms of the award, upon the achievement of specified performance measures over the period encompassing the award. The Committee may also determine the form of any award payment, whether in cash, common stock, or a combination of the two. In February 2010, the Committee approved the grant of the LTIP Awards to each of Messrs. Duffy, Michaud and Senchak, and in March 2011 it approved the grant of the Performance Awards to such officers, which awards are described further under “LTIP Awards Payments for 2010” and “Performance Awards” beginning on pages 32 and 24, respectively.

Determining Profit Sharing Plan Contributions

Another traditional element of our compensation structure is our Profit Sharing and Retirement Plan (the “Profit Sharing Plan”). This defined contribution plan, which is an ERISA compliant retirement plan, provides for contributions to be made by us to all eligible employee participants, including the named executive officers. Employees are permitted to make elective salary deferral contributions to the Profit Sharing Plan in accordance with Section 401(k) of the Code. We currently manage one of the investment options in the Profit Sharing Plan and other investment options managed by unaffiliated parties are also available to employees.

Our contributions consist of a “company contribution” and a “primary contribution.” The company contribution is a mandatory contribution generally equal to 3% of an employee’s “compensation” (as contemplated under the Profit Sharing Plan) and is intended to meet the safe harbor requirements of the Code with respect to nondiscrimination requirements. The primary contribution is a discretionary contribution made by us to employees who meet the applicable eligibility requirements. For “highly compensated employees,” as such term is defined in the Code, the amount of a primary contribution is generally determined as a percentage of base salary. All of the named executive officers are considered to be “highly compensated employees.” Employees become one-third vested in primary contributions after one year of employment, two-thirds vested after two years of employment and fully vested in all past, current and future contributions after three years of employment. All contribution amounts are calculated subject to limitations imposed under the Code.

The primary contribution is determined following the end of the year in respect of which such contribution is made, based on annual profits and other components of overall compensation expense. The Committee (or the Non-Executive Compensation Committee, as appropriate) determines an appropriate level of primary contribution for eligible U.S.-based personnel, which contribution is then effected by the boards of our domestic subsidiaries employing such personnel. Employees of KBWL and KBW

Asia are not participants in the Profit Sharing Plan, but often receive discretionary contributions to their individual pension accounts in amounts that generally approximate what they would have received had they been eligible U.S. employees.

2010 Executive Compensation Components

Total compensation paid to the named executive officers in 2010 consisted primarily of the following components:

•                  base salary,

•                  LTIP Award payments (applicable only to Messrs. Duffy, Michaud and Senchak),

•                  year-end performance awards, including cash bonuses and the 2010 Year-End Stock Awards,

•                  payment of dividends on unvested restricted stock awards and dividend equivalents on vested restricted stock units,

•                  Profit Sharing Plan contributions and medical and life insurance benefits, and

•                  other personal benefits.

We did not grant to any of our employees or directors, nor do we have outstanding, any stock options, equity warrants or other similar derivative instruments.

Executive Base Salaries for 2010

In January 2010, the Committee approved increased base salaries for our named executive officers. Such increases reflected our improved financial results over the prior year and recognized the importance of strong leadership, the value of an ongoing commitment to our enterprise, the significant and recurring decision-making responsibilities that arise throughout the year related to strategic planning, capital commitments and other franchise building activities, and the daily focus and accountability required for the appropriate management of costs, personnel and risk. Base salaries for fiscal 2010 were increased to $400,000 per year from $325,000 for each of Messrs. Duffy, Michaud and Senchak, to $325,000 per year from $290,000 for Mr. Giambrone and to $325,000 per year from $285,000 for Mr. Kleinman. In January 2011, the Committee decided to maintain the 2011 annual base salaries of the named executive officers at these 2010 levels. Each of the employment agreements with Messrs. Duffy, Michaud and Senchak entitle such officers to a minimum annual base salary, as further described under “The Employment Agreements” beginning on page 41.

LTIP Award Payments for 2010

The LTIP Awards granted in February 2010 to each of Messrs. Duffy, Michaud and Senchak established three successive overlapping performance cycles, the first of which encompassed the 2010 fiscal year. Amounts payable under the LTIP Awards are to be solely in the form of cash and are based on the achievement of designated levels of “Cumulative Adjusted EPS” during each performance cycle. Certain provisions and related mechanics of the LTIP, including the definition of “Cumulative Adjusted EPS,” are described further under “The LTIP” beginning on page 23.

The following table shows the threshold, target and maximum levels of Cumulative Adjusted EPS established under the LTIP Awards with respect to the completed 2010 performance cycle and the remaining multi-year performance cycles:

	2010 Performance Cycle	2010-2011 Performance Cycle	2010-2012 Performance Cycle
Threshold	$0.85	$1.73	$2.63
Target	$0.95	$1.99	$3.11
Maximum	$1.05	$2.23	$3.54

The amount payable upon achievement of the “target” level of Cumulative Adjusted EPS during each of these performance cycles is as follows:

Performance Cycle	LTIP Award Upon Attainment of Target Cumulative Adjusted EPS	Year of Potential Payout
2010	$ 333,333	2011
2010-2011	$ 666,667	2012
2010-2012	$1,000,000	2013

Under the LTIP, Cumulative Adjusted EPS at or above the “maximum” level in any performance cycle entitles the recipient to 200% of such amount. In February 2011, the Committee determined that Cumulative Adjusted EPS achieved during 2010 exceeded the maximum level that had been established for the initial one-year performance cycle. Accordingly, cash award payments of $666,667 in respect of such performance cycle were made to each of Messrs. Duffy, Michaud and Senchak.

Executive Year-End Performance Awards for 2010

The Committee considered several factors in the course of its review and determination of 2010 year-end bonuses for the named executive officers. In addition to our overall financial results, these factors included each officer’s individual performance and leadership efforts, his contributions to our business goals and strategy, and the performance of the departments or groups under his supervision. The Committee also considered the input of the Chief Executive Officer regarding proposed bonuses for each executive, which the Committee discussed both together with the CEO, as well as in separate executive session and with its independent compensation consultant. The Committee, together with the presiding non-management director (also a member of the Committee), engaged in a separate review and analysis of the CEO’s performance in executive session.

The Committee determined that the available 2009 executive compensation data of peer companies was of limited value in determining 2010 year-end bonuses for our named executive officers, and therefore focused on our operating results and the performances of such officers in making its compensation decisions. Additional detail regarding the extent to which peer data was utilized and factored into the overall compensation analysis is included under “2010 Total Compensation” beginning on page 27.

Analysis of Executive Performance During 2010

In assessing the performances of Messrs. Duffy, Michaud and Senchak, the Committee recognized the significant role these executives play in the revenue-generation side of our business, maintaining a balance between their leadership roles and their pursuit and cultivation of important client relationships that build our franchise. These relationships led to specific engagements during 2010, including several high-profile transactions, that significantly contributed to our overall annual revenues for the year. As our lead officers, these executives also orchestrated the further integration of the capabilities of our various business lines, in order to more effectively respond to our clients’ needs. Finally, the Committee recognized the efforts of these executives, under Mr. Duffy’s stewardship, to increase the global awareness of our brand, confront the ongoing challenges facing our business and industry, and position us to continue to take advantage of future opportunities to assist in the recapitalization, restructuring and consolidation of the banking sector.

Specifically with respect to Mr. Duffy, the Committee recognized his overall leadership in a year in which we continued and reinforced the positive earnings trend that we established in the aftermath of the global credit crisis. The Committee noted the steadiness and consistency with which he oversaw the execution of our business model during 2010, and the consequent improvements in market share, broadening of our product offerings and expansion and enhancement of our presence in various market sectors and lines of business. In addition, the Committee noted our high level of employee retention during a year in which the industry witnessed intense market competition for highly-qualified employees and a significant amount of employee turnover due to the “poaching” of many highly-valued individuals and business groups. As a result of Mr. Duffy’s efforts, we enjoy a strong capital position, a stable market valuation and a profitable business model, all of which helped us to both retain key personnel and make select acquisitions of highly-talented and sought-after individuals and groups. Furthermore, the Committee observed that our strong capital position and internally-generated cash resources enabled us to launch major capital management initiatives during the year that were positively received by the market and that returned a significant portion of earnings directly to our stockholders.

The Committee recognized the significant personal role played by Mr. Michaud in overseeing all aspects of our brokerage operations during 2010, resulting in the development, placement, and execution of a number of capital markets transactions involving issuers and investors. Our ability to keep pace with the acceleration in such transactions early in the year and achieve record levels of capital markets revenue for the full year was in large part due to his rapid and effective prioritization, allocation and coordination of our personnel and resources. In addition, under his direction we were able to effectively manage the challenges that existed in sales and trading activities and the related ebb and flow of trading volumes, during a year in which this business line was subject to significant industry-wide pressure. The Committee also noted his steadily increasing leadership in all areas of our business and his efforts in shaping our long-term operational strategy. He has continued to play an outsized role in piloting our international growth initiatives, serving as the Chairman of both KBWL and KBW Asia and working to expand our global footprint.

The Committee considered Mr. Senchak’s senior banking role in establishing and building relationships with key institutional and corporate clients, and our resulting success at obtaining and executing a number of large and complex investment banking engagements in 2010, including both capital markets transactions and advisory engagements.  His deep and extensive client ties played a pivotal role in our ability to quickly recognize, respond to, and ultimately take advantage of several client-driven capital raising opportunities, particularly during the first half of the year, which significantly contributed to our achieving record levels of equity capital markets revenue for a second consecutive year. In addition, our mergers and acquisitions advisory engagements in 2010 often required a complex coordination of capital analysis and capital formation, navigation of changing regulatory rules and a keen understanding of investor goals. The Committee noted his key involvement in orchestrating these efforts, which resulted in our advising on a greater number of mergers and acquisitions in the United States than any other investment banking firm in 2010.

With respect to Messrs. Giambrone and Kleinman, the Committee noted the significant leadership provided by each of these individuals in their officer roles. Both executives were primarily responsible for establishing, implementing and monitoring uniform internal policies within the Company, enabling the other members of senior management to maintain a client, revenue-generation and deal-oriented focus. In addition, these executives continue to be instrumental in structuring and overseeing our expansion into Asia and the expansion of investment banking, market-making and corporate broking operations in the United Kingdom. Mr. Giambrone is responsible for overseeing the global coordination of financial reporting, facilities, technology and other administrative and personnel services throughout the Company, while Mr. Kleinman oversees the global coordination of legal and compliance needs. The Committee noted Mr. Giambrone’s contribution to the overall strength of the firm and his sound leadership in executing our corporate finance strategy during 2010, including the significant capital management strategies that we initiated for the first time as a public company. The Committee also recognized Mr. Kleinman’s wide-ranging responsibility in overseeing legal and compliance operations worldwide, as well as his lead role in responding to changing rules and regulations applicable to our industry, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, which is poised to trigger the most sweeping set of changes to the regulatory landscape for financial institutions in decades.

Amounts of 2010 Executive Year-End Performance Awards

In determining 2010 year-end bonus amounts for Messrs. Duffy, Michaud and Senchak, who together comprise our “Office of the Chairman,” the Committee observed the three-part operational management structure among these executives that is maintained by the Company. The Committee has historically recognized this egalitarian construct by awarding generally equivalent bonuses to these individuals, a practice which it continued in respect of fiscal 2010.

The table below summarizes each named executive officer’s total 2010 year-end performance award, including cash bonuses and 2010 Year-End Stock Awards, as well 2010 LTIP Award payments. The cash bonuses and LTIP Award payments are also included in the “Summary Compensation Table” set forth on page 37. The 2010 Year-End Stock Awards will be reported in such table in our 2012 proxy statement with respect to fiscal 2011, in accordance with SEC rules.

	2010 Year-End Stock Award			2010	Total 2010
Name	Number of Shares	Dollar Amount	2010 LTIP Awards	Year-End Cash Bonus	Year-End Bonus
John G. Duffy	57,835	$1,580,000	$666,667	$913,333	$3,160,000
Robert Giambrone	21,743	$ 594,000	—	$891,000	$1,485,000
Thomas B. Michaud	57,835	$1,580,000	$666,667	$913,333	$3,160,000
Andrew M. Senchak	57,835	$1,580,000	$666,667	$913,333	$3,160,000
Mitchell B. Kleinman	15,945	$ 435,600	—	$653,400	$1,089,000

In February 2010, the Committee established performance conditions that had to be satisfied for any named executive officer to receive a 2010 year-end cash bonus. In February 2011, the Committee determined that such performance conditions had been met, as described further under “Achievement of 2010 Performance Goals” beginning on page 30. Each named executive officer therefore became entitled to a 2010 cash bonus in an amount equal to a percentage, previously designated by the Committee, of our fiscal 2010 consolidated revenues. The aggregate percentage of such revenues to be paid to all named executive officers was 2.90%. However, the Committee exercised its discretion and reduced each named executive officer’s 2010 cash bonus from the amount equal to his designated percentage of consolidated revenues, in order to limit our overall 2010 compensation expenses and maintain a ratio of compensation expense to annual revenue that was within our expected range.

The Committee generally applied a Company-wide formula, as described under “2010 Year-End Stock Awards” beginning on page 29, to determine the percentage of each employee’s total 2010 year-end bonus to be received in the form of restricted stock. Under such formula, the maximum percentage of an employee’s total bonus to be paid in the form of restricted stock was 40%, which percentage applied only to our most highly compensated employees. Nonetheless, Messrs. Duffy, Michaud and Senchak each received a significantly greater percentage of their 2010 bonus in the form of restricted stock. Approximately 63.4% of their total 2010 year-end bonuses constituted restricted stock, or 50% of the combined amount of their total 2010 year-end bonuses and their 2010 LTIP Award payments. Messrs. Giambrone and Kleinman each received 40% of their 2010 bonus in the form of restricted stock. The vesting requirements and performance conditions associated with the 2010 Year-End Stock Awards granted to the named executive officers are described further under “Establishment of 2011 Performance Goals” beginning on page 31.

Dividends and Dividend Equivalents for 2010

In July 2010, we adopted a dividend policy providing for quarterly dividend payments on our outstanding shares of common stock. Accordingly, quarterly cash dividends of $0.05 per share were paid on September 15 and December 15 of 2010 to stockholders of record on September 3rd and December 3rd, respectively. In addition, on December 27, 2010, we paid a special cash dividend of $1.00 per share to stockholders of record on December 17th. Total cash dividends paid during 2010 therefore equaled $1.10 per share.

All shares underlying unvested restricted stock awards are deemed to be legally outstanding shares of common stock and are therefore entitled to dividend payments. All existing restricted stock award agreements with employees, including the named executive officers, provide that dividends on unvested shares must be paid at the same time as dividends are paid generally. In addition, agreements governing restricted stock units that have fully vested but not yet been converted into shares of common stock provide that, to the extent we pay dividends on our common stock, we are required to pay an equivalent amount on each share underlying a vested restricted stock unit at the same time as dividends are paid generally.

Executive Profit Sharing Plan Contributions for 2010

For 2010, our mandatory Profit Sharing Plan contribution to each named executive officer equaled 3% of his “compensation” and our primary contribution equaled  2% of his “salary” (as contemplated for “highly compensated employees”), all subject to contribution limitations imposed by the Code. Each named executive officer therefore received Profit Sharing Plan contributions of $12,250 from the Company. Total contributions (both by us and the individual) for the accounts of each named executive officer did not exceed the 2010 maximum amount deductible under the Code of $49,000.

Severance and Change of Control Payments

We entered into employment agreements with each of Messrs. Duffy, Michaud and Senchak on February 1, 2010. On February 1, 2008, we entered into change of control agreements with each of Messrs. Kleinman and Giambrone (as well as certain of our other senior officers), which were amended and restated on December 31, 2008 and further amended on December 31, 2010 in order to comply with certain technical requirements of Section 409A of the Code. All of these agreements were structured, negotiated and prepared with the assistance of outside counsel as well as outside compensation consultants, all of which advised the Committee as to the terms and scope of such agreements.

To promote stability and the continuity of senior management, each of these agreements contains provisions regarding payments to be made to each named executive officer upon the occurrence of certain termination of employment and change of control events. Information relating to the terms and amounts payable to each individual under such agreements or otherwise upon termination or a change of control of us is set forth in “Agreements with the Named Executive Officers” and “Potential Payments Upon Termination or Change of Control” beginning on pages 41 and 47, respectively.

The restricted stock award agreements and incentive plans that govern stock grants to our named executive officers provide for the acceleration of the vesting of restricted stock in the event of a “change in control,” “disability” or death (as defined in such incentive plan). In addition, the terms of the LTIP Awards and Performance Awards granted to each of Messrs. Duffy, Michaud and Senchak in February 2010 and March 2011, respectively, provide for pro-rata award payments to be made to any such executive in the event of his termination, as well as for full award payments to be made in the event of a change of control. These provisions are described under “Other Change of Control Provisions” and “Other Termination Provisions” beginning on pages 45 and 46, respectively.

We believe that the above-described payment provisions will reinforce and encourage the attention and dedication of our senior officers if they are faced with the possibility of a change of control of us that could affect their employment.

Insurance Benefits

We offer core employee benefits coverage in order to provide our workforce with a reasonable level of financial support in the event of illness or injury and to enhance productivity and job satisfaction through programs that focus on a work/life balance. We believe such benefits help us to attract and retain our workforce in a competitive market. The same benefits are available for all employees and executive officers, and include medical and dental coverage, short and long term disability insurance, life insurance and travel and special accident insurance. Employees become eligible for such coverage beginning on the first day of the month immediately following the date of hire, with the exception of long term disability coverage, for which eligibility begins the first day of the month following one complete month of employment. Aside from medical and dental coverage and long term disability insurance, which require a moderate contribution from each employee, there has been no cost to employees for the provision of such benefits.

Personal Benefits

We provide the named executive officers with personal benefits which are generally available to all employees. We and the Committee believe such benefits are reasonable and consistent with our overall compensation program and help us to attract and retain superior employees for key positions. These benefits generally constitute only a minor portion of total annual compensation. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executives. In 2010, none of the named executive officers received perquisites with an aggregate value of $10,000 or more.

Deductibility of Executive Compensation

The Committee reviews and considers the tax deductibility under Section 162(m) of the Code of executive compensation that is paid to our chief executive officer or any one of our three highest paid officers other than the chief executive officer or chief financial officer. Section 162(m) provides that we may not deduct executive compensation in excess of a statutorily-designated amount unless certain conditions are met, including that the compensation qualifies as “performance-based” compensation. We believe that executive compensation paid and to be paid under our management incentive plans and other compensation arrangements, including (i) any payments previously made or to be made under the LTIP Awards, (ii) any payments to be made under the Performance Awards, (iii) any shares previously received or to be received by the named executive officers pursuant to their 2009 Year-End Stock Awards and 2010 Year-End Stock Awards and (iv) the 2010 year-end cash bonuses previously received and any 2011 year-end cash bonuses to be received by the named executive officers, are all in accordance with Section 162(m) and therefore are generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Christopher M. Condron, Chairman
Daniel M. Healy
James K. Schmidt

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of the named executive officers for the years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
John G. Duffy, Chairman and Chief Executive Officer	2010	$400,000	—	$720,676(3)	$1,580,000(5)	$ 84,567	(7)	$2,785,243
	2009	$325,000	$1,575,500	$784,627(4)	—	$ 7,350	(8)	$2,692,477
	2008	$325,000	$1,333,500	$949,619(4)	—	$ 9,689	(8)	$2,617,808

Robert Giambrone, Chief Financial and Administrative Officer and Executive Vice President	2010	$325,000	—	$430,834(3)	$ 891,000(6)	$ 84,258	(7)	$1,731,092
	2009	$290,000	$941,875	$467,040(4)	—	$ 7,350	(8)	$1,706,265
	2008	$290,000	$793,750	$449,275(4)	—	$ 9,689	(8)	$1,542,714

Thomas B. Michaud, Vice Chairman and Chief Operating Officer	2010	$400,000	—	$720,676(3)	$1,580,000(5)	$114,130	(7)	$2,814,806
	2009	$325,000	$1,575,500	$784,627(4)	—	$ 7,350	(8)	$2,692,477
	2008	$325,000	$1,333,500	$949,619(4)	—	$ 9,689	(8)	$2,617,808

Andrew M. Senchak, Vice Chairman and President	2010	$400,000	—	$720,676(3)	$1,580,000(5)	$ 84,567	(7)	$2,785,243
	2009	$325,000	$1,575,500	$784,627(4)	—	$ 7,350	(8)	$2,692,477
	2008	$325,000	$1,333,500	$949,619(4)	—	$ 9,689	(8)	$2,617,808

Mitchell B. Kleinman, General Counsel, Corporate Secretary and Executive Vice President	2010	$325,000	—	$313,336(3)	$ 653,400(6)	$180,258	(7)	$1,471,994
	2009	$285,000	$685,000	$336,269(4)	—	$ 7,350	(8)	$1,313,619
	2008	$285,000	$571,500	$326,761(4)	—	$ 9,689	(8)	$1,192,950

(1)

The amounts shown in this column reflect the cash component of each named executive officer’s year-end bonus paid in February 2010 and 2009 with respect to the immediately preceding fiscal year. Because each executive’s 2010 year-end cash bonus (paid in February 2011) was awarded under the 2009 Incentive Plan and subject to the satisfaction of performance conditions, such bonus is included under the column “Non-Equity Incentive Plan Compensation.”

(2)

SEC rules require the inclusion of the grant date fair value of stock awards in the fiscal year in which such awards were actually granted. Therefore, amounts shown in this column for all three years reflect the aggregate grant date fair value of the restricted stock awards granted in such year, as determined in accordance with Financial Accounting Standards Board’s Accounting Codification Topic 718 (“ASC Topic 718”), even though such awards pertained to performance in the prior year.

(3)

The grant date fair value of the 2009 Year-End Stock Awards does not take into account the performance conditions associated with vesting of such awards or dividends that were paid thereon during 2010, in accordance with ASC Topic 718. These performance conditions are described under “Achievement of 2010 Performance Goals” beginning on page 30 and dividends paid on these stock awards are described under “Dividends and Dividend Equivalents for 2010” beginning on page 35.

(4)	The 2008 Year-End Stock Awards and the 2007 Year-End Stock Awards are not subject to any performance-based conditions but solely the lapse of time-based vesting requirements.

(5)

The amount shown reflects (i) a 2010 year-end cash bonus of $913,333 awarded to the executive under the 2009 Incentive Plan, upon a determination that applicable performance conditions had been satisfied and (ii) a cash payment of $666,667, based on the achievement of the “maximum” level of performance in respect of the 2010 performance cycle established under the LTIP Awards. All amounts were paid in February 2011. The performance conditions and LTIP Awards are described further under “Achievement of 2010 Performance Goals” and “LTIP Award Payments for 2010” beginning on pages 30 and 32, respectively.

(6)

The amount shown reflects a 2010 year-end cash bonus paid in February 2011. Such bonus was awarded under the 2009 Incentive Plan, upon a determination that applicable performance conditions had been satisfied, as described further under “Achievement of 2010 Performance Goals” beginning on page 30.

(7)	“All Other Compensation” for each of the named executive officers with respect to fiscal 2010 includes the following:

Name	Company Profit Sharing Plan Contributions	Dividends on Unvested Shares(a)	Dividend Equivalents on RSUs(b)	Total All Other Compensation
John G. Duffy	$12,250	$72,317	—	$ 84,567
Robert Giambrone	$12,250	$42,351	$ 29,657	$ 84,258
Thomas B. Michaud	$12,250	$72,317	$ 29,563	$114,130
Andrew M. Senchak	$12,250	$72,317	—	$ 84,567
Mitchell B. Kleinman	$12,250	$30,696	$137,312	$180,258

(a)          Amounts shown reflect dividends paid during 2010 on shares underlying restricted stock awards that were not vested at the time of payment. Such shares are legally outstanding and are therefore entitled to dividends on common stock. Dividends paid on unvested shares are deemed to be ordinary income to these recipients.

(b)         Amounts shown reflect common stock dividend equivalents required to be paid to the executive during 2010 in respect of the fully-vested restricted stock units owned by him, as described under “Dividends and Dividend Equivalents for 2010” on page 35. Dividend equivalents are deemed to be ordinary income to these recipients. The number of restricted stock units owned by each named executive officer is set forth in “Security Ownership” on page 57.

(8)	The amount shown reflects Profit Sharing Plan contributions allocated by us to the executive with respect to such fiscal year.

2010 GRANTS OF PLAN-BASED AWARDS

The table below shows certain information regarding the following awards granted to the named executive officers under the 2009 Incentive Plan during the year ended December 31, 2010: (i) the 2009 Year-End Stock Awards approved by the Compensation Committee on January 25, 2010 and granted on February 5, 2010, which related to fiscal 2009 performance, (ii) cash-based awards, payable in the form of year-end bonuses related to fiscal 2010 performance, approved by the Committee and granted on February 25, 2010 and (iii) the LTIP Awards approved by the Committee and granted to Messrs. Duffy, Michaud and Senchak pursuant to the LTIP on February 25, 2010. Since the 2010 Year-End Stock Awards were granted in February 2011, they are not included in this table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards (Target)(2)	Grant Date Fair Value of Stock Awards(3)
		Threshold	Target	Maximum
John G. Duffy	02/05/10	—	—	—		27,423	$720,676
	02/25/10(A)	$0	$ 333,333	$ 666,667		—	—
	02/25/10(B)	$0	$ 666,667	$1,333,334		—	—
	02/25/10(C)	$0	$1,000,000	$2,000,000		—	—
	02/25/10	—	—	$3,193,928	(4)	—	—

Robert Giambrone	02/05/10	—	—	—		16,394	$430,834
	02/25/10	—	—	$1,490,500	(4)	—	—

Thomas B. Michaud	02/05/10	—	—	—		27,423	$720,676
	02/25/10(A)	$0	$ 333,333	$ 666,667		—	—
	02/25/10(B)	$0	$ 666,667	$1,333,334		—	—
	02/25/10(C)	$0	$1,000,000	$2,000,000		—	—
	02/25/10	—	—	$3,193,928	(4)	—	—

Andrew M. Senchak	02/05/10	—	—	—		27,423	$720,676
	02/25/10(A)	$0	$ 333,333	$ 666,667		—	—
	02/25/10(B)	$0	$ 666,667	$1,333,334		—	—
	02/25/10(C)	$0	$1,000,000	$2,000,000		—	—
	02/25/10	—	—	$3,193,928	(4)	—	—

Mitchell B. Kleinman	02/05/10	—	—	—		11,923	$313,336
	02/25/10	—	—	$1,277,571	(4)	—	—

(1)

The amounts in this column, other than the amounts explained by footnote (4), reflect possible cash awards payable to Messrs. Duffy, Michaud and Senchak with respect to the three performance cycles under their LTIP Awards. Each performance cycle is identified by letter in the column “Grant Date,” as follows: (A) 2010 cycle, (B) 2010-2011 cycle and (C) 2010-2012 cycle. The different award amounts shown for each cycle are based upon achievement of different levels of performance during such cycle. The performance levels and award amounts are described further under “LTIP Award Payments for 2010” beginning on page 32. Cash awards already paid to such executive in February 2011 for achievement of the “maximum” performance level during the 2010 performance cycle are set forth in the “Summary Compensation Table” above.

(2)

This column reflects the shares granted to each named executive officer in connection with his 2009 Year-End Stock Award. To determine the number of shares granted, the Compensation Committee approved an aggregate dollar amount representing each person’s total 2009 year-end bonus and directed that a percentage of such amount be in the form of restricted stock. The amount equal to that percentage was then divided by $26.4188, our weighted average stock price on the NYSE over the ten consecutive trading day period ending at the close of the market on the grant date. The 2009 Year-End Stock Awards are scheduled to vest in equal one-third amounts on February 23rd of 2011, 2012 and 2013, subject to the satisfaction of performance conditions, as described under “Achievement of 2010 Performance Goals” beginning on page 30. The terms of these awards do not provide for the vesting of different amounts of shares depending on actual performance results and a fixed number of shares will vest on each scheduled vesting date if the performance conditions are met. Unvested shares are entitled to all common stock dividend payments made prior to vesting, as described under “Dividends and Dividend Equivalents for 2010” beginning on page 35.

(3)

The fair value amounts reflect the 2009 Year-End Stock Awards granted to each named executive officer, at a price per share equal to $26.28, the closing price of our common stock on the NYSE on the grant date, which is the fair value as determined pursuant to ASC Topic 718. This fair value determination does not take into account performance vesting conditions or dividends, in accordance with ASC Topic 718. As noted in note (2) of the “Summary Compensation Table,” SEC rules require disclosure of stock awards in the year they were actually granted, even if granted in respect of performance for the prior year.

(4)

The amount shown reflects the maximum cash-based award payable to the executive in the form of a 2010 year-end cash bonus, pursuant to a formula established in compliance with Section 162(m) of the Code regarding the tax deductibility of executive compensation. The award amount is based on our annual consolidated revenues and is subject to a maximum cap. The maximum amount payable was indeterminable at the time of grant (amount shown is based on fiscal 2010 results). The Compensation Committee utilized its full discretion to decrease (but not increase) the cash amount actually paid under this award in order to maintain a 2010 compensation to revenue ratio that was within our expected range. Since the potential amount payable is subject to a maximum cap that can only be reduced, and since the actual amount paid is within the full discretion of the Committee, there are no identifiable threshold or target amounts under this award. This award is only payable if certain performance goals are met, as described under “Achievement of 2010 Performance Goals” beginning on page 30. The 2010 year-end cash bonus that was actually paid in February 2011 to the executive under this award is set forth in the “Summary Compensation Table” above.

For each named executive officer, his base salary and 2010 year-end cash bonus (including any LTIP Award payments), as a percentage of his 2010 total compensation as reported in the “Summary Compensation Table,” was: 71.1% for Mr. Duffy, 70.25% for Mr. Giambrone, 70.34% for Mr. Michaud, 71.1% for Mr. Senchak and 66.5% for Mr. Kleinman.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

The following table sets forth certain information concerning all outstanding unvested equity awards held by our named executive officers as of December 31, 2010. Since the amounts below are determined as of December 31, 2010, they do not include the 2010 Year-End Stock Awards that were granted in February 2011 and do not exclude the portions of the 2007 Year-End Stock Awards, the 2008 Year-End Stock Awards and the 2009 Year-End Stock Awards that vested in February 2011. We have not granted to any of our named executive officers any stock options or similar derivative instruments.

Name	Number of Shares of Stock That Have Not Vested(1)	Market Value of Shares of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(3)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(4)
John G. Duffy	37,865	$1,057,191	27,423	$765,650
Robert Giambrone	21,198	$ 591,848	16,394	$457,720
Thomas B. Michaud	37,865	$1,057,191	27,423	$765,650
Andrew M. Senchak	37,865	$1,057,191	27,423	$765,650
Mitchell B. Kleinman	15,301	$ 427,204	11,923	$332,890

(1)

The amounts in this column represent, as of December 31, 2010, unvested shares underlying the 2008 Year-End Stock Awards and the 2007 Year-End Stock Awards. On February 1, 2011, all such 2007 Year-End Stock Awards and half of such 2008 Year-End Stock Awards vested. The remaining unvested 2008 Year-End Stock Awards are scheduled to vest on February 1, 2012. All of these awards were granted pursuant to the 2006 Incentive Plan.

(2)

The market value has been calculated by multiplying the number of unvested shares underlying the 2008 Year-End Stock Awards and the 2007 Year-End Stock Awards by the $27.92 closing price of our common stock on the NYSE on December 31, 2010 (the last trading day of 2010). Vesting of these shares is subject only to the lapse of time-based vesting periods and is not subject to satisfaction of any performance conditions.

(3)

The amounts in this column represent shares underlying the 2009 Year-End Stock Awards granted under the 2009 Incentive Plan, all of which were unvested as of December 31, 2010. One-third of such shares vested on February 23, 2011 and the remainder is scheduled to vest in equal amounts on February 23rd of 2012 and 2013, subject to the satisfaction of performance conditions described under “Achievement of 2010 Performance Goals” beginning on page 30.

(4)

The market value has been calculated by multiplying the number of shares underlying the 2009 Year-End Stock Awards by the $27.92 closing price of our common stock on the NYSE on December 31, 2010 (the last trading day of 2010). For purposes of this calculation, we have assumed that all performance conditions applicable to vesting of these awards will be satisfied. The terms of these awards do not provide for the vesting of different amounts of shares depending upon actual performance results and a fixed number of shares will vest on each scheduled vesting date if the performance conditions are met.

OPTION EXERCISES AND STOCK VESTED FOR 2010 FISCAL YEAR

The following table provides information, on an aggregate basis, about restricted stock awards previously granted to the named executive officers that vested during the fiscal year ended December 31, 2010. Since we have not granted any stock options or similar derivative instruments to any executives, this table does not include any information regarding stock options that were exercised.

	Number of Shares of Stock		Value of Shares of Stock
Name	Acquired on Vesting(1)		Realized on Vesting
John G. Duffy	5,860	(2)	$156,462(2)
	10,983	(3)	$293,246(3)
	13,439	(4)	$358,821(4)
	10,000	(5)	$252,100(5)

Robert Giambrone	2,931	(2)	$ 78,258(2)
	5,196	(3)	$138,733(3)
	7,999	(4)	$213,573(4)
	20,000	(5)	$504,200(5)

Thomas B. Michaud	5,514	(2)	$147,224(2)
	10,983	(3)	$293,246(3)
	13,439	(4)	$358,821(4)
	10,000	(5)	$252,100(5)

Andrew M. Senchak	5,860	(2)	$156,462(2)
	10,983	(3)	$293,246(3)
	13,439	(4)	$358,821(4)
	10,000	(5)	$252,100(5)

Mitchell B. Kleinman	2,093	(2)	$ 55,883(2)
	3,779	(3)	$100,899(3)
	5,759	(4)	$153,765(4)
	15,000	(5)	$378,150(5)

(1)

The amounts shown in this column represent one-third of each executive’s year-end stock award related to fiscal 2006, one-third of his 2007 Year-End Stock Award, one-third of his 2008 Year-End Stock Award and 40% of his IPO-based stock award. All such awards were granted under the 2006 Incentive Plan. Since the amounts are determined solely with respect to the year ended December 31, 2010, they do not include the portions of the 2007 Year-End Stock Awards, the 2008 Year-End Stock Awards and the 2009 Year-End Stock Awards that vested in February 2011. The amounts shown do not reflect any reduction for shares that may have been withheld from the executive in order to fund applicable withholding taxes as a result of the vesting event.

(2)

Represents the one-third amount of the executive’s year-end stock award granted in respect of his fiscal 2006 performance that vested on February 1, 2010. The value realized was calculated by multiplying the number of shares by $26.70, the closing price of our common stock on the NYSE on the vesting date.

(3)

Represents the one-third amount of the executive’s 2007 Year-End Stock Award that vested on February 1, 2010. The value realized was calculated by multiplying the number of shares by $26.70, the closing price of our common stock on the NYSE on the vesting date.

(4)

Represents the one-third amount of the executive’s 2008 Year-End Stock Award that vested on February 1, 2010. The value realized was calculated by multiplying the number of shares by $26.70, the closing price of our common stock on the NYSE on the vesting date.

(5)

Represents the remaining amount of the executive’s IPO-based stock award that vested on November 8, 2010. The value realized was calculated by multiplying the number of shares by $25.21, the closing price of our stock on the NYSE on the vesting date.

AGREEMENTS WITH THE NAMED EXECUTIVE OFFICERS

Overview of the Executive Agreements

The Employment Agreements

We entered into employment agreements with Messrs. Duffy, Michaud and Senchak on February 1, 2010, which we refer to in this section as the “Employment Agreements.” The Employment Agreements, and the Company’s entry into such agreements, were approved pursuant to resolutions duly adopted by the Compensation Committee. The Employment Agreements were structured, negotiated and prepared with the assistance of outside counsel as well as outside compensation consultants, all of which advised the Compensation Committee as to the terms and scope of such agreements.

Each Employment Agreement is for an initial term of three years beginning February 1, 2010 (the “Employment Agreement Effective Date”). However, on each anniversary of the Employment Agreement Effective Date, the term is automatically extended by one year, unless the Company or the Executive gives notice of its or his desire not to extend the term at least 30 days prior to such anniversary. During the term of the Employment Agreements, Mr. Duffy will serve as our Chairman and Chief Executive Officer, Mr. Michaud will serve as our Vice Chairman and Chief Operating Officer and Mr. Senchak will serve as our Vice Chairman and President. In addition, each of the  Employment Agreements provides that we will cause the Executive to be nominated for election and re-election to the Board during the term of the agreement.

Pursuant to the Employment Agreements, each of Messrs. Duffy, Michaud and Senchak initially will receive an annual base salary at least equal to their 2010 annual base salary, which is $400,000 for each Executive. The Employment Agreements also provide that each Executive is eligible to receive an annual bonus under the terms of the Bonus Plan or the 2009 Incentive Plan, subject to any terms and conditions that may be established by the Compensation Committee. Additional compensation and benefits to which each Executive is entitled under the Employment Agreements include but are not limited to (i) indemnification by us (including the advancement of expenses to defend any proceeding that is encompassed by such indemnification), (ii) coverage under our director and officer liability insurance policy, (iii) the ability to participate in the same benefit plans and to receive the same benefits as our other senior executives, and (iv) payment by us of legal fees and expenses incurred by the Executive in connection with the review and negotiation of, or the enforcement of, his Employment Agreement or otherwise involving any provision of such agreement.

The Change of Control Agreements

We entered into change of control agreements with Messrs. Kleinman and Giambrone on February 1, 2008, which agreements were amended and restated on December 31, 2008 and further amended on December 31, 2010 in order to comply with certain requirements of Section 409A of the Code. These agreements were structured, negotiated and prepared with the assistance of outside counsel as well as outside compensation consultants, all of which advised the Compensation Committee as to the terms and scope of such agreements. In this section, we refer to these agreements as the “Change of Control Agreements,” the Change of Control Agreements and the Employment Agreements together as the “Executive Agreements,” and the named executive officers subject to the Executive Agreements as the “Executives.”

Each Change of Control Agreement is for an initial term of three years beginning on December 31, 2008. However, on each anniversary of that date beginning with December 31, 2009, the term is automatically extended by one year, unless we elect not to have the term extended. The Compensation Committee has determined that the term of the Change of Control Agreements would not be extended beyond its current expiration date of December 31, 2012. Each Executive received notice of such non-extension in accordance with the terms of the Change of Control Agreements.

If no “change of control” (as defined in the Change of Control Agreements and summarized below) occurs during the term of the Change of Control Agreements, the terms and conditions of the Executive’s employment with us remain unaffected by these agreements.  If a change of control does occur during the term of the Change of Control Agreements, and the Executive’s employment has not terminated prior to the date of such change of control, then, on that date, these agreements automatically convert into employment agreements with a three-year term commencing upon such date (the “Effective Date”).  However, if the Executive’s employment is terminated prior to the date of a change of control, and the Executive reasonably demonstrates that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a change of control or (ii) otherwise arose in connection with or anticipation of a change of control, then the “Effective Date” becomes the date immediately prior to the date of such termination.

While the Executive is employed during the three-year term following the Effective Date, he will be entitled to, among other things, (i) the continued position, authority, duties and responsibilities commensurate with the most significant of those he held during the 120 day period prior to the change of control, (ii) an annual base salary that is not reduced below an annual rate equal to 12 times the highest monthly base salary paid in the 12-month period prior to the change of control and (iii) an annual bonus at least equal to the highest bonus earned under the annual incentive plan as in effect from time to time, or any comparable bonus under any predecessor or successor plan, for the 3 years prior to the change of control (such bonus is referred to as the “Highest Pre-Effective Date Bonus”).

Generally, for purposes of the Change of Control Agreements, a “change of control” occurs:

•                  if any person becomes the owner of 20% or more of our common stock or voting securities (other than stock or securities acquired (i) directly from, or by, us, (ii) by an employee benefit plan of ours or of our affiliates, or (iii) in a transaction described in clauses (i), (ii) and (iii) of the second-to-last bullet point below),

•                  if there occurs the replacement of a majority of the members of the Board in place as of the date of the Change of Control Agreements, other than in specific circumstances,

•                  upon consummation of a reorganization, merger, exchange, consolidation or similar transaction of us or any of our subsidiaries, a sale or other disposition of all or substantially all of our assets, or the acquisition of another company’s assets or stock by us or any of our subsidiaries, other than a transaction that would result in (i) all or substantially all of the owners of our outstanding common stock and voting securities immediately prior to the transaction continuing to own more than 50% of the common stock (or its equivalent) and voting power of the entity resulting from that transaction in substantially the same proportions as their pre-transaction ownership, (ii) no person (other than any corporation resulting from that transaction or any employee benefit plan of us or of such resulting corporation) owning 20% or more of the common stock or voting power of voting securities of that corporation (excluding pre-transaction ownership) and (iii) the members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for that transaction constituting at least a majority of the members of the board of directors (or its equivalent) of the entity resulting from that transaction, or

•                  our stockholders approve a complete liquidation or dissolution of us.

We have agreed to pay as incurred, to the full extent permitted by law, all legal fees and expenses the Executive reasonably incurs as a result of any contest of the validity or enforceability of, or liability under, the Change of Control Agreement or otherwise relating to the Executive’s employment, or termination from employment, with us.

Termination and Change of Control Provisions in the Executive Agreements

Termination by the Company for Cause or by the Executive Without Good Reason

At any time under the Employment Agreements, or within three years following the Effective Date under the Change of Control Agreements, if the Executive voluntarily terminates employment without “good reason” (as defined in the agreements), we will be required to pay to the Executive the following to the extent not already paid, which are referred to as the “Accrued Obligations”: (i) his annual base salary and accrued vacation pay through the termination date, (ii) his annual bonus for the fiscal year preceding the fiscal year in which the termination occurred and (iii) unreimbursed business expenses through the termination date.  In addition, we will be required to pay or provide any amounts or benefits to which the Executive is entitled in accordance with any plan, program, policy, practice or agreement of ours, including any deferred base salary or annual bonus, which are referred to as “Other Benefits.”

Under the Employment Agreements, if the Executive is terminated for “cause” (as defined in such agreements), he will similarly be entitled to the Accrued Obligations and Other Benefits to the extent not already paid.  However, under the Change of Control

Agreements, if within three years following the Effective Date the Executive is terminated for “cause” (as defined in such agreements), he will only be entitled to his annual base salary and accrued vacation pay through the termination date, along with the payment or delivery of Other Benefits, all to the extent not already paid.

Termination due to Disability or Death

Under the Employment Agreements, in the event of a termination of employment due to “disability” (as defined in such agreements) or death, the Executive or his legal representatives will be entitled to receive (i) the Accrued Obligations and Other Benefits and (ii) a pro-rata annual bonus (such bonus is referred to as the “Pro-Rata Employment Agreement Bonus”), based on the highest annual bonus earned in the three years prior to the date of termination (such bonus is referred to as the “Highest Employment Agreement Bonus”). In the event of termination due to disability, Other Benefits which the Executive will be entitled to receive include (i) continued base salary (less any short-term disability benefits) until the Executive is eligible for long-term disability benefits and (ii) the disability and other benefits as in effect at any time after the effective date of the Executive’s termination that are generally available to our similarly situated executives. In the event of termination due to death, the Executive’s legal representatives are entitled to receive as Other Benefits the death benefits as in effect on the date of the Executive’s death with respect to our similarly situated executives and their beneficiaries.

Under the Change of Control Agreements, in the event, within three years after the Effective Date, of a termination of employment due to “disability” (as defined in such agreements) or death, the Executive or his estate or beneficiaries will be entitled only to the Accrued Obligations and Other Benefits. In the event of termination due to disability, such “Other Benefits” which the Executive will be entitled to receive will include disability and other benefits at least equal to the most favorable of those generally provided under our disability plans as in effect generally for our other peer executives at any time during the 120-day period immediately preceding the Effective Date, or, if more favorable, at any time thereafter. In the event of termination due to death, the Executive’s estate and/or beneficiaries are entitled to receive death benefits at least equal to the most favorable of those under our death benefit plans as in effect with respect to our peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or beneficiaries, as in effect on the date of the Executive’s death.

However, under the Change of Control Agreements, if the Executive could have resigned for “good reason” (as defined in the agreements) on or before the date of death or disability but failed to do so, he will be entitled as a result of his death or disability to receive all amounts payable to him as if he had resigned for good reason. Payments to which the Executive would be entitled under the Change of Control Agreements due to a resignation for good reason are described below under “Termination by the Company Without Cause or by the Executive for Good Reason.”

Under the Executive Agreements, “disability” generally means the Executive’s absence from his duties with us on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by us and acceptable to the Executive.

Termination by the Company Without Cause or by the Executive for Good Reason

If, under the Employment Agreements, or if within three years after the Effective Date under the Change of Control Agreements, the Executive’s employment is terminated by us (other than a termination for “cause,” death or “disability”) or the Executive terminates employment for “good reason,” the Executive will be entitled to a lump-sum cash payment equal to:

•                  the then-Accrued Obligations,

•                  in the case of the Employment Agreements only, the Pro-Rata Employment Agreement Bonus (provided however that, unless the Pro-Rata Employment Agreement Bonus is payable upon a “change in control” as defined in the 2009 Incentive Plan, its payment will be conditioned upon the achievement of any performance goals applicable to the Executive’s annual bonus for the fiscal year that included the date of termination),

•                  in the case of the Change of Control Agreements only, a pro-rata bonus amount that is based on the higher of (i) the annual bonus for the preceding fiscal year (the “Recent Annual Bonus”) and (ii) the Highest Pre-Effective Date Bonus, and

•                  3 times (in the case of the Employment Agreements) or 2.5 times (in the case of the Change of Control Agreements) the sum of:

▪                  the Executive’s base salary, plus

▪                  in the case of the Employment Agreements only, the Highest Employment Agreement Bonus, plus

▪                  in the case of the Change of Control Agreements only, the higher of the Recent Annual Bonus and the Highest Pre-Effective Date Bonus, plus

▪                  the amount of our contribution to the Profit Sharing Plan on behalf of the Executive for the year prior to the date of termination.

Upon any such termination, the Executive and his family will also be entitled to receive health and welfare benefit coverage (including medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance), at least equal to, and at the same after-tax cost to the Executive as, those that would have been provided if the Executive had continued to be employed by us, for up to three years in the case of the Employment Agreements, and up to eighteen months in the case of the Change of Control Agreements. The Executive will also be entitled to the Other Benefits and, solely in the case of the Employment Agreements, full accelerated vesting of any then-outstanding stock options. As a condition of receiving any such payments or benefits to which the Executive would otherwise be entitled under the Executive Agreements upon termination, the Executive is required to execute a general release of us and our affiliates.

Generally, for purposes of the Executive Agreements, “cause” exists for the Executive’s:

•                  willful and continued failure substantially to perform the Executive’s duties (other than as a result of physical or mental illness or injury), after written demand for substantial performance,

•                  gross misconduct and, in the case of the Change of Control Agreements only, illegal conduct, that, in any case, is willful and results in material and demonstrable damage to our business or reputation, or

•                  conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony.

Generally, for purposes of the Executive Agreements, “good reason” exists if (without the Executive’s consent, in the case of the Employment Agreements):

•                  solely in the case of the Change of Control Agreements, the Executive is assigned duties materially inconsistent with the Executive’s position, authority, duties or responsibilities, or there is a material diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of us ceasing to be a publicly traded entity),

•                  solely in the case of the Employment Agreements, the Executive is assigned duties inconsistent with his job description, the Executive’s reporting obligations are changed or we take any action that results in a diminution in the Executive’s position, titles, authority, duties or responsibilities,

•                  solely in the case of the Employment Agreements, the Executive is not nominated for election and re-election to the Board,

•                  we fail to pay or provide, as may be required by the Executive Agreements, any of the Executive’s (i) base salary, annual bonus and other benefits, (ii) reimbursement of expenses, (iii) office and staff or (iv) indemnification (and if applicable, advancement) and directors’ and officers’ liability insurance,

•                  we require that the Executive render his services primarily at a location other than the one described in his Executive  Agreement,

•                  we purport to terminate the Executive’s employment otherwise than as permitted by his Executive Agreement, or

•                  we fail to require any successor by us to assume expressly and agree to perform his Executive Agreement.

Under the Change of Control Agreements, the Executive’s employment will not be deemed to have been terminated by the Executive for “good reason” if we remedy such circumstance within 30 days after notice thereof from the Executive. Under the Employment Agreements, the circumstances described in the second, third and fourth bullet points above will not constitute “good reason” if (i) the actions that gave rise to such circumstances were isolated, insubstantial, inadvertent and not taken in bad faith and (ii) such circumstances are remedied promptly after notice thereof from the Executive.

Change of Control Payment Excise Taxes

The Employment Agreements do not entitle the Executives to a “gross-up” payment from us in order to make the Executive whole for any federal excise tax imposed upon him under Section 4999 of the Code as a result of any change of control payments or benefits received or to be received by him in connection with his employment with us (or termination thereof).  Instead, the Executive receives whichever of the following is more favorable to him on a net after-tax basis:  (i) his change in control payments reduced to the extent necessary so that none of those payments are subject to excise tax or (ii) the full amount of such change in control payments, which is subject to the excise tax.

Under the Change of Control Agreements, each of the Executives is entitled to a “gross-up” payment to make him whole for any federal excise tax imposed under Section 4999 of the Code on change of control payments or benefits received by him, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the excise tax, in which case the payments and benefits will be reduced to such maximum amount.

Restrictive Covenants

Each of the Executive Agreements contains restrictive covenants prohibiting the Executive from disclosing confidential information obtained while employed by us. In addition, the Employment Agreements contain additional restrictive covenants prohibiting the Executive from competing with us and soliciting our clients for a period of six months after termination. In addition, the Executive is prohibited from soliciting our employees for twelve months after termination, other than any general employment solicitation that is not directed at our employees.

Other Change of Control Provisions

The 2009 Incentive Plan

The LTIP Awards, the Performance Awards, the 2009 Year-End Stock Awards and the 2010 Year-End Stock Awards were granted pursuant to the 2009 Incentive Plan. Generally under the plan, a “change in control” (as defined), will trigger the acceleration of exercisability or vesting, and the lapse of any period of restriction or settlement or other payment, with respect to any outstanding award granted under the plan.

As set forth in the accelerated vesting and payments provisions of the 2009 Incentive Plan, upon a change in control all outstanding awards become fully vested, non-forfeitable and, to the extent applicable, immediately exercisable prior to the occurrence of the change in control, and:

•                  each share of restricted stock, restricted stock unit or other award granted under the plan and denominated in shares shall be cancelled in exchange for an amount equal to the “change in control price” (as defined) being offered to Company stockholders, multiplied by the number of shares covered by such award,

•                  the target performance goals applicable to any outstanding awards of “performance shares,” “performance units,” “cash-based awards” and other awards (as each is defined) shall deemed to have been attained in full (unless actual performance exceeds the target performance goal, in which case actual performance shall be used) for the entire applicable performance period then outstanding,

•                  any award not denominated in shares or that had been subject to deferred payment or settlement shall be cancelled in exchange for the full amount of such award, and

•                  outstanding stock options or stock appreciation rights shall be cancelled, and holders of such awards will receive an amount equal to (i) the excess of the fair market value of a share of Company common stock on the date of the change in control, over (ii) the option or grant price applicable to such option or stock appreciation right, multiplied by the number of shares covered by such award.

The 2009 Year-End Stock Awards and the 2010 Year-End Stock Awards would be subject to the provisions of the first bullet listed above and vesting of the underlying shares would accelerate regardless of the performance conditions otherwise applicable to vesting. The LTIP Awards would be subject to the provisions of the second and third bullets listed above and the Performance Awards would be subject to the second bullet listed above (and the resulting shares issued would be subject to the first bullet listed above).

However, the above-described provisions regarding the acceleration and payment of outstanding awards upon a change in control are subject to certain powers of the Board and the Compensation Committee. Under the 2009 Incentive Plan, to the extent the Board or the Compensation Committee determines, in its discretion and prior to the change in control, that a “new employer” (as defined) will honor or assume such awards, or substitute such awards with alternative awards, then a change in control will not itself trigger such acceleration and payment provisions. If a new employer is to honor, assume or replace such awards, it must provide the award holder with, among other things, equal or better rights and entitlements and substantially equivalent economic value as that held prior to the change in control. In February 2011, the Compensation Committee formally determined that it would not be possible for a “new employer” to honor, assume or substitute the 2009 Year-End Stock Awards or the 2010 Year-End Stock Awards in a manner which would satisfy these conditions.

The 2006 Incentive Plan

The only currently unvested shares outstanding under the 2006 Incentive Plan are the shares underlying the final one-third portion of the 2008 Year-End Stock Awards. In the event of a “change in control” (as defined in the plan), the restrictions applicable to such shares will lapse and such shares will become free of all restrictions and fully vested and transferable. Unlike the 2009 Incentive Plan, there are no provisions contained in the 2006 Incentive Plan empowering the Board or the Compensation Committee to determine, prior to a change in control, that a new employer will honor, assume or replace any outstanding awards that were issued under the 2006 Incentive Plan.

Other Termination Provisions

Restricted Stock Award Agreements

The 2008 Year-End Stock Awards, the 2009 Year-End Stock Awards and the 2010 Year-End Stock Awards are governed by restricted stock award agreements entered into between us and the individual award recipient. Pursuant to such award agreements and the equity incentive plan under which such awards were granted, the vesting of such restricted stock will accelerate upon death, “permanent disability” or a “change in control” (as defined in the applicable incentive plan). Any existing performance conditions, with respect to any then-incomplete performance periods or cycles, that must otherwise be satisfied for vesting to occur will not prevent the acceleration of vesting in these circumstances.

Any unvested shares shall be forfeited on certain employment termination events, including both voluntary termination by the Executive with or without good reason and termination by us with or without “cause” (as defined in the governing equity incentive plan), but excluding retirement. Upon retirement, unvested shares will not be forfeited but will remain subject to their original vesting schedule as well as any applicable performance conditions that must be satisfied for vesting to occur. For these purposes, “retirement” means the termination of employment, provided that the Executive is at least 60 years old or has worked for us for an amount of time such that his age plus his number of years of employment is at least 65, and provided further that he has entered into a two year non-competition/non-solicitation agreement with us. All the Executives are currently eligible for retirement under this definition.

The vesting schedule for the 2008 Year-End Stock Awards is described under “Restricted Stock Awards” beginning on page 24, and the vesting schedules and performance conditions applicable to the 2009 Year-End Stock Awards and the 2010 Year-End Stock Awards are described under “Achievement of 2010 Performance Goals” and “Establishment of 2011 Performance Goals” beginning on pages 30 and 31, respectively.

The LTIP and the Performance Award Agreements

The LTIP governing the LTIP Awards granted in February 2010 to Messrs. Duffy, Michaud and Senchak generally provides that an LTIP Award recipient will not be entitled to any LTIP Award payment with respect to any performance cycle that ends after his termination. The agreements governing the Performance Awards granted in March 2011 to these Executives contain similar prohibitions on award payments.

However, under both the LTIP and the Performance Award agreements, in the event of (i) termination by us without “cause,” (ii) termination by the Executive for “good reason” or (iii) the Executive’s death, “disability,” or “retirement,” (as each such term is defined in the 2009 Incentive Plan) during any performance cycle or period, such Executive will be entitled to payment of a pro-rata portion (based on the portion of such performance cycle or period that he was actively employed by us) of his award with respect to such performance cycle or period, provided that the performance goals with respect to such performance cycle or period are achieved. Any pro-rata payment will be made at the end of the performance cycle or period and will be made in accordance with the terms governing the award. Additional terms of the LTIP Awards and Performance Awards are described under “LTIP Award Payments for 2010” and “Performance Awards” beginning on pages 32 and 24, respectively.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Termination and Change of Control Payments for Messrs. Duffy, Michaud and Senchak

The following tables describe the estimated potential payments upon termination of employment or a change of control of us that would be payable to each of Messrs. Duffy, Michaud and Senchak, assuming that the termination or change of control occurred on December 31, 2010. The actual amounts to be paid can only be determined at the time of such Executive’s separation from the Company. The footnotes for all three of the tables set forth below are included after the third table.

Payments for John G. Duffy

						Upon a Change of Control
	Termination Without Good Reason or for Cause	Termination Due to Death or Disability		Termination for Good Reason or Without Cause		Termination for Good Reason or Without Cause		No Termination or Termination Without Good Reason or for Cause
Cash Severance — Base	$0	$ 0		$ 1,200,000		$ 1,200,000		$ 0
Cash Severance — Bonus	0	0		9,300,000		9,300,000		0
2010 Pro-rata Bonus(1)	0	3,100,000		3,100,000		3,100,000		0
Equity Value(2)	0	1,822,841		0		1,822,841		1,822,841
LTIP Award Payments	0	1,333,334	(3)	1,333,334	(3)	3,333,334	(4)	3,333,334	(5)
Health/Welfare Benefits	0	0		30,110		30,110		0
Company Profit Sharing Plan Contribution	0	0		22,050		22,050		0
Gross-up on Excise Taxes	n/a	n/a		n/a		n/a		n/a
Total	$0	$6,256,175		$14,985,494		$18,808,335		$5,156,175

Payments for Thomas B. Michaud

						Upon a Change of Control
	Termination Without Good Reason or for Cause	Termination Due to Death or Disability		Termination for Good Reason or Without Cause		Termination for Good Reason or Without Cause		No Termination or Termination Without Good Reason or for Cause
Cash Severance — Base	$0	$ 0		$ 1,200,000		$ 1,200,000		$ 0
Cash Severance — Bonus	0	0		9,300,000		9,300,000		0
2010 Pro-rata Bonus(1)	0	3,100,000		3,100,000		3,100,000		0
Equity Value(2)	0	1,822,841		0		1,822,841		1,822,841
LTIP Award Payments	0	1,333,334	(3)	1,333,334	(3)	3,333,334	(4)	3,333,334	(5)
Health/Welfare Benefits	0	0		43,822		43,822		0
Company Profit Sharing Plan Contribution	0	0		22,050		22,050		0
Gross-up on Excise Taxes	n/a	n/a		n/a		n/a		n/a
Total	$0	$6,256,175		$14,999,206		$18,822,047		$5,156,175

Payments for Andrew M. Senchak

						Upon a Change of Control
	Termination Without Good Reason or for Cause	Termination Due to Death or Disability		Termination for Good Reason or Without Cause		Termination for Good Reason or Without Cause		No Termination or Termination Without Good Reason or for Cause
Cash Severance — Base	$0	$ 0		$ 1,200,000		$ 1,200,000		$ 0
Cash Severance — Bonus	0	0		9,300,000		9,300,000		0
2010 Pro-rata Bonus(1)	0	3,100,000		3,100,000		3,100,000		0
Equity Value(2)	0	1,822,841		0		1,822,841		1,822,841
LTIP Award Payments	0	1,333,334	(3)	1,333,334	(3)	3,333,334	(4)	3,333,334	(5)
Health/Welfare Benefits	0	0		29,456		29,456		0
Company Profit Sharing Plan Contribution	0	0		22,050		22,050		0
Gross-up on Excise Taxes	n/a	n/a		n/a		n/a		n/a
Total	$0	$6,256,175		$14,984,840		$18,807,681		$5,156,175

(1)

Because amounts in the table are determined as of December 31, 2010, the 2010 Pro-rata Bonus reflects a bonus for the entire 2010 fiscal year. Year-end bonuses are generally paid in the first quarter of the following year. Amounts shown also assume the satisfaction of any provisions of the Employment Agreements requiring the achievement of any performance goals applicable to payment of such bonus.

(2)

The amounts shown in this row are derived from the termination and change of control vesting acceleration provisions that are contained in the agreements governing the restricted stock awards that were unvested as of December 31, 2010 and, in the case of a change of control only, the equity incentive plans under which such awards were granted. The amounts shown assume vesting of such awards as of December 31, 2010 at the year-end closing price on the NYSE of $27.92 (the last trading day of 2010), and do not include any stock awards that had already vested as of such date. Since the amounts shown are determined as of December 31, 2010, they do not include the unvested 2010 Year-End Stock Awards that were granted in February 2011 and do not exclude the portions of the 2007 Year-End Stock Awards, the 2008 Year-End Stock Awards and the 2009 Year-End Stock Awards that vested in February 2011.

(3)

The amount shown represents LTIP Award payments for both the 2010-2011 and 2010-2012 performance cycles (which were not completed as of December 31, 2010), based on the achievement of the “maximum” level of performance established for such cycles, since such maximum performance level was achieved during fiscal 2010 (the first year of such performance cycles). The amounts shown are pro-rated based on the portion of such performance cycles for which the executive would have been actively employed. LTIP Award payments to which the executive is entitled upon termination are described further under “Other Termination Provisions—The LTIP and the Performance Award Agreements” beginning on page 46.

(4)

The amount shown assumes payment of the higher of the LTIP Award payments to which the executive would be entitled upon (i) termination without cause or for good reason, pursuant to the LTIP or (ii) a change of control, pursuant to the 2009 Incentive Plan. LTIP Award payments to which the executive would have been entitled upon termination without cause or for good reason or upon a change of control are described further in footnotes (3) and (5) of this table, respectively.

(5)

The amount shown represents LTIP Award payments for both the 2010-2011 and 2010-2012 performance cycles (which were not completed as of December 31, 2010), based on the achievement of the “maximum” level of performance established for such cycles, since such maximum performance level was achieved during fiscal 2010 (the first year of such performance cycles). The 2009 Incentive Plan provides that upon a change of control, if actual performance has exceeded the “target” level of performance under the LTIP Awards, then such actual performance shall be deemed to have been achieved for all then-uncompleted performance cycles. The change of control provisions applicable to the LTIP Awards are described further under “Other Change of Control Provisions—The 2009 Incentive Plan” beginning on page 45.

Potential Termination and Change of Control Payments for Messrs. Giambrone and Kleinman

The following tables describe the estimated potential payments upon a change of control of us, both with and without a subsequent termination of employment, that would be payable to each of Messrs. Giambrone and Kleinman, assuming that the change of control, and if applicable the termination, occurred on December 31, 2010, which would result in the occurrence of an Effective Date. The actual amounts to be paid can only be determined at the time of such Executive’s separation from the Company. The footnotes for both of the tables set forth below are included after the second table.

Payments for Robert Giambrone

	Termination
	Without	Termination	Termination	Change of Control
	Good Reason	Due to Death	For Good Reason	Without
	or for Cause	or Disability(1)	or Without Cause	Termination
Cash Severance — Base	$ 0	$ 0	$ 812,500	$ 0
Cash Severance — Bonus	0	0	4,125,000	0
2010 Pro-rata Bonus(2)	0	0	1,650,000	0
Equity Value(3)	1,049,569	1,049,569	1,049,569	1,049,569
Health/Welfare Benefits	0	0	21,893	0
Company Profit Sharing Plan Contribution	0	0	18,375	0
Gross-up on Excise Taxes(4)	0	0	3,088,840	0
Total	$1,049,569	$1,049,569	$10,766,177	$1,049,569

Payments for Mitchell B. Kleinman

	Termination
	Without	Termination	Termination	Change of Control
	Good Reason	Due to Death	For Good Reason	Without
	or for Cause	or Disability(1)	or Without Cause	Termination
Cash Severance — Base	$ 0	$ 0	$ 812,500	$ 0
Cash Severance — Bonus	0	0	3,000,000	0
2010 Pro-rata Bonus(2)	0	0	1,200,000	0
Equity Value(3)	760,094	760,094	760,094	760,094
Health/Welfare Benefits	0	0	21,892	0
Company Profit Sharing Plan Contribution	0	0	18,375	0
Gross-up on Excise Taxes(4)	0	0	2,302,968	0
Total	$760,094	$760,094	$8,115,829	$760,094

(1)          The amounts shown in this column assume that the Executive could not have resigned for “good reason” on or before the date of death or disability. If (i) the Effective Date preceded the date of death or disability and (ii) the Executive could have resigned for good reason on or before the date of death or disability but failed to do so, he would be entitled to all amounts set forth in the column under the heading “Termination for Good Reason or Without Cause.”

(2)          Because amounts in the table are determined as of December 31, 2010, the 2010 Pro-rata Bonus reflects a bonus for the entire 2010 fiscal year. Year-end bonuses are generally paid in the first quarter of the following year.

(3)          The amounts shown in this row are derived from the change of control vesting acceleration provisions that are contained in the agreements governing the restricted stock awards that were unvested as of December 31, 2010 and the equity incentive plans under which such awards were granted. The amounts shown assume vesting of restricted stock as of December 31, 2010 at the year-end closing price on the NYSE of $27.92 (the last trading day of 2010), and do not include any stock awards that had already vested as of such date. Since the amounts shown are determined as of December 31, 2010, they do not include the unvested 2010 Year-End Stock Awards that were granted in February 2011 and do not exclude the portions of the 2007 Year-End Stock Awards, the 2008 Year-End Stock Awards and the 2009 Year-End Stock Awards that vested in February 2011.

(4)          The calculation of the gross-up amount is based upon an excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a state income tax rate applicable to the individual Executive. For purposes of this calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value is attributed to non-competition covenants, as the Change of Control Agreements do not contain any such covenants.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY ON PAY” VOTE)

As required by Section 14A of the Exchange Act, we are providing stockholders with an opportunity to vote on a resolution approving the compensation of our named executive officers, as reported in this Proxy Statement. Also known as a “say on pay” vote, this proposal gives our stockholders the opportunity to provide an advisory vote on our executive compensation program through the following resolution:

RESOLVED, that the compensation paid to the named executive officers, as reported in this Proxy Statement in accordance with the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board recommends that you endorse the compensation program for our named executive officers by voting FOR this advisory resolution. We believe that the compensation of our named executive officers is reasonable and appropriate, demonstrates responsible compensation practices and reflects several core principles we have put in place to drive long-term, sustainable value for our stockholders, including:

•                  a broad pay-for-performance philosophy that subjects all executive year-end bonus compensation to the satisfaction of performance-based measures and creates “at-risk” compensation in the form of incentive awards that are only paid upon the achievement of performance goals that are set over multi-year horizons,

•                  a firm alignment of executives’ interests with those of stockholders, by paying a significant portion of compensation in the form of restricted stock awards that vest over a multi-year period and are subject to forfeiture provisions, as well as by requiring substantial personal stock ownership by each executive officer, and

•                  the facilitation of market competitiveness in an intensely competitive industry, by attracting and retaining executive leadership that is motivated to remain with us and share in our long-term success.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 21, as well as the related compensation tables and narrative discussion appearing on pages 37 through 49, which describe the compensation of our named executive officers in detail and provide more information on our compensation policies, practices and philosophy.

You may cast your vote for or against this resolution, or you may abstain from voting your shares. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve this resolution. The vote on this resolution is advisory and non-binding, and therefore may not be construed as overruling any decision by the Board or as creating or implying any additional fiduciary duties for the Board or our Company. The Compensation Committee and the Board will review and consider the voting results, along with other relevant factors, in connection with their ongoing evaluation of our compensation program.

Your Board Recommends a Vote FOR the Advisory Resolution
Approving the Compensation of our Named Executive Officers

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF FUTURE “SAY ON PAY” VOTES

In addition to the advisory “say on pay” vote regarding the compensation of our named executive officers, we are also providing stockholders with an opportunity to vote on whether future “say on pay” votes should occur every year, every two years or every three years, as required by Section 14A of the Exchange Act. After careful consideration, the Compensation Committee and the Board have determined that holding an advisory vote on the compensation of our named executive officers on an annual basis is the most appropriate alternative for us at this time, and therefore recommend that our stockholders vote for a one-year frequency for future “say on pay” votes.

We believe that an annual “say on pay” vote enables us to obtain our stockholders’ views of the compensation of our named executive officers on a more frequent and consistent basis and most directly parallels the requirement under SEC rules to publicly disclose the compensation of such officers each year. It also affords us the opportunity to engage in regular and meaningful dialogue with all stockholders, by receiving direct input on our executive compensation policies, practices and programs and by obtaining valuable feedback on our decisions each year with respect to the compensation of the named executive officers.

You may elect to have future votes held every year, every two years or every three years, or you may abstain from voting your shares. The highest number of votes cast for this item will be considered the preferred frequency with which we are to hold a stockholder “say on pay” vote. You are not voting to approve or disapprove the Board’s recommendation. This vote is advisory and non-binding, and therefore may not be construed as overruling any decision by the Board or as creating or implying any additional fiduciary duties for the Board or our Company. The Compensation Committee will review and consider the voting results, along with other relevant factors, in recommending a voting frequency to the Board in the future.

Your Board Recommends a Vote to Hold Future Stockholder Advisory Votes Regarding
the Compensation of our Named Executive Officers EVERY YEAR

DIRECTOR COMPENSATION

We use a combination of annual cash and stock-based compensation to attract and retain qualified independent directors to serve on our Board. In setting director compensation, the Compensation Committee and the Board consider the significant amount of time that directors expend in fulfilling their duties to our Company and our stockholders, as well as the skill-level we demand of Board members. Directors who are also our employees receive no additional compensation for their service as directors.

In February 2011, the Board approved certain adjustments to the annual compensation policy for non-employee directors. Such adjustments, which were made at the recommendation of the Compensation Committee after a review of publicly-available data regarding director compensation at other companies in the industry, represent the first adjustments to our non-employee director compensation since February 2007. These adjustments are described below.

Cash Compensation Paid to Non-Employee Directors

During 2010, Board members who are not our employees were entitled to receive an annual cash retainer of $50,000, payable in equal quarterly installments. In February 2011, the Board approved an increase in this cash retainer to $75,000 with respect to the 2011 fiscal year, also payable in equal quarterly installments.

During 2010, the Audit Committee chairman was entitled to additional cash compensation of $25,000 per year, payable in equal quarterly installments, which amount remains unchanged with respect to fiscal 2011. During 2010, the Compensation Committee chairman was entitled to additional cash compensation of $15,000 per year, payable in equal quarterly installments. In February 2011 the Board approved an increase in this amount to $25,000 with respect to the 2011 fiscal year, also payable in equal quarterly installments.

We reimburse directors for out-of-pocket travel costs and other expenses incurred in connection with Board service and attendance at Board and committee meetings.

Stock Compensation Paid to Non-Employee Directors

During 2010, Board members who are not our employees were entitled to receive, in arrears, $50,000 in annual restricted stock awards. Such awards were increased by the Board to $75,000 with respect to the 2011 fiscal year. These awards are issued on or about the time that year-end stock bonuses are issued to our employees, which is typically in the first quarter of the following fiscal year, and vest on the same terms as year-end stock awards to employees generally.

All shares underlying unvested restricted stock awards granted to the non-employee directors are deemed to be legally outstanding shares of common stock and are therefore entitled to dividend payments. The restricted stock award agreements entered into by such directors with respect to such awards provide that dividends on unvested shares must be paid at the same time as dividends are paid generally. Our common stock dividend payments are described further under “Dividends and Dividend Equivalents for 2010” beginning on page 35.

Non-Employee Director Stock Ownership Guidelines

The Board has approved stock ownership guidelines for our non-employee directors. Non-employee directors must own shares of our common stock equal in value to five times the annual cash compensation that they receive for their services in such capacity. Such target does not include any cash compensation received for services as a chairperson or member of any Board committees.

All non-employee directors that became subject to the guidelines at the time of their adoption in 2007 (which includes all of the current non-employee directors), must be in compliance within five years of January 1, 2008. Directors that fail to meet these guidelines will receive all further compensation for their director services in the form of restricted stock until the target multiple is reached. The Compensation Committee, at a meeting held during the first quarter of 2011, reaffirmed the guidelines in their existing form. Our employee directors are subject to different guidelines, described under “Executive Stock Ownership Guidelines” beginning on page 25.

Director Compensation Table

The table below sets forth the compensation paid by us to non-employee directors with respect to the fiscal year ended December 31, 2010 (such amounts do not reflect the increases in 2011 director compensation that were approved by the Board in February 2011, which increases are described above):

Name(1)	Fees Earned or Paid in Cash		Stock Awards(2)	All Other Compensation(3)	Total
Daniel M. Healy	$75,000	(4)	$50,000	$4,832	$129,832
Christopher M. Condron	$65,000	(5)	$50,000	$4,732	$119,732
James K. Schmidt	$50,000		$50,000	$4,552	$104,552
Michael J. Zimmerman	$50,000		$50,000	$4,191	$104,191

(1)

John Duffy, Thomas Michaud and Andrew Senchak are not included in this table as they are employee directors of us and therefore receive no additional compensation for their services as directors. The 2010 compensation received by Messrs. Duffy, Michaud and Senchak as our employees is shown in the “Summary Compensation Table” beginning on page 37.

(2)

The actual number of shares to be issued in connection with these awards was calculated by dividing the aggregate dollar amount of the stock award by $27.3188, the weighted average price of our common stock on the NYSE over a ten consecutive trading day period ending at the close of the market on February 4, 2011, the grant date for such stock awards. Dividend payments associated with such shares do not impact the grant date fair value of these awards, in accordance with ASC Topic 718.

(3)

Amounts shown in this column reflect dividends paid during 2010 on restricted stock awards granted as annual compensation for director services that were not vested at the time of dividend payment. Such shares are legally outstanding and are therefore entitled to dividends on common stock. See “Dividends and Dividend Equivalents for 2010” beginning on page 35.

(4)	Includes compensation in connection with service as chairman of the Audit Committee.

(5)	Includes compensation in connection with service as chairman of the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

To minimize actual and perceived conflicts of interest, the Board has delegated to the Audit Committee the authority to review any Company transactions where the aggregate amount involved is reasonably expected to exceed $120,000 and any of the following “related parties” has or will have a direct or indirect material interest in the transaction:

•                  our executive officers or directors (including nominees),

•                  our 5% or greater stockholders, and

•                  a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law or individual (other than a tenant or employee) sharing the household of any of the foregoing persons.

These transactions are considered “related party transactions” and the Audit Committee has adopted a written policy (referred to as the “Related Party Review Policy”) governing such transactions. Unless exempted from the Related Party Review Policy as described below, a related party transaction must be approved or ratified by the Audit Committee unless the committee determines that such transaction must be considered by all disinterested Board members, in which case such transaction will be approved or ratified by the vote of a majority of such disinterested directors.

In considering whether to approve or ratify any related party transaction, the Audit Committee, or disinterested members of the Board, as the case may be (the “Reviewing Directors”), shall consider all relevant factors, including but not limited to:

•                  the size of the transaction and the amount payable to the related party,

•                  the nature of the interest of the related party in the transaction,

•                  whether the transaction may involve a conflict of interest, and

•                  whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

The Reviewing Directors will review related party transactions at regularly scheduled meetings of the Audit Committee or the Board, as the case may be, unless it is advisable for an interim meeting to be called for such purpose. Certain transactions that would not be required to be disclosed under applicable rules and regulations of the SEC are exempted from the definition of “related party transactions” under the Related Party Review Policy, and therefore do not require review and approval by the Audit Committee.

Relationships with Our Directors and Executive Officers

In addition to the Executive Agreements between us and each of the named executive officers that are currently in effect, which are described under “Agreements with the Named Executive Officers” beginning on page 41, certain relationships between the Company and our directors or executive officers are described below.

Securities Trading and Investments by Employees

From time to time, our directors, officers and other employees may buy or sell securities to or from Keefe as principal or through Keefe as agent in its capacity as a registered securities broker-dealer. Such transactions are generally executed on terms (i.e. commissions, mark-ups and mark-downs) more favorable to the employee-customer than those available to similarly situated non-employee customers. In addition, through our clearing broker we provide margin credit for employees, while we have generally not provided such credit to customers.

From time to time, and subject to our policies requiring prior satisfaction of customer orders, certain employees are permitted to make investments for their own account in securities which we are also placing with customers or in which we are also making an investment as principal. With the exception of allowing employees to make such investments net of any sales commissions or similar fees due us, such investments are made on terms no more favorable to the employee than those relating to the investments of our customers.

Our Vice Chairman and Chief Operating Officer, Thomas Michaud, purchased approximately $659,000 aggregate principal amount of securities during the 2010 fiscal year that were held by the Company. Such securities were purchased at their determined fair market value at the time of purchase. Such securities were sold by the Company only after it was first determined that they were being sought by none of (i) the Company’s clients or customers, (ii) the Profit Sharing Plan or (iii) any trader for a Company principal or proprietary account. These transactions were approved and ratified by the Audit Committee.

Our employees, including the named executive officers, are subject to trading restrictions on our common stock. These restrictions are generally included in the amended and restated stockholders’ agreement described below, in restricted stock award agreements signed by individual employees and in our Company-wide employee trading policy. Under this trading policy, employees may trade our common stock only during certain “window” periods throughout the year, which generally open on the second trading day following a quarterly public earnings release and close immediately after completion of the second month of a fiscal quarter, subject to adjustment by senior management if an adjustment is deemed to be necessary or advisable. Furthermore, this policy prohibits employees from hedging or shorting our stock, due to a concern that such actions may be perceived as creating an economic interest in a negative price performance. Employees are also required to hold stock positions in financial services companies (including our stock) for a minimum of 30 days. Certain of these trading restrictions may be waived in limited circumstances.

KBW Managed Investment Funds

We maintain interests in a hedge fund and a private equity fund that we manage through our wholly-owned asset management subsidiary, KBW Asset Management, Inc., the investment manager and general partner of such funds. As of December 31, 2010, the value of our interest in the hedge fund was approximately $14.2 million and we had committed $15.0 million of capital to the private equity fund (with approximately $6.3 million funded). The terms of both the private equity fund and the hedge fund are set out in limited partnership agreements. Investors can generally withdraw their capital from the hedge fund, and do not have ongoing capital commitments to the fund. The private equity fund is a closed-end fund, meaning that investors cannot withdraw their capital, and they make capital commitments that the fund can draw upon.

A significant number of our employees, including our named executive officers, have made personal investments in one or both of these funds. Mr. Michaud invested $1.0 million in the hedge fund during 2011. Regarding the private equity fund, in prior years John Duffy, our Chairman and Chief Executive Officer and Andrew Senchak, our Vice Chairman and President, made capital commitments of $1.0 million and an immediate family member of Mr. Michaud made a capital commitment of $1.25 million. These investments were approved and ratified by the Audit Committee.

Each fund pays a fixed management fee and a performance-based fee to its investment manager and its general partner. Our employee investors in the hedge fund bear an annual management fee of 1% and a performance fee of 10%, a variance from the fee percentages applicable to outside investors. Until the end of the private equity fund’s investment period in February 2013, the management fee for all investors (both employee and non-employee) equals 1% annually of the total fund capital commitments. After such time, the annual fee equals 0.5% of the cost basis of all investments (other than cash and cash equivalents) held by the fund minus investment write-offs, measured at the beginning of each fiscal quarter. The profit share is equal to 10% of the private equity fund’s net profits, payable only after all investors have received a return of their invested capital and an 8% compounded annual return on their invested capital.

Firm Employees

Brian Duffy, the son of John Duffy, is a full-time employee of Keefe. For 2010, he was paid aggregate compensation of approximately $140,000, which includes 2010 base salary as well as the year-end bonus and our Profit Sharing Plan contributions in respect of fiscal 2010. He was also a participant in the various benefit and insurance programs made available by us to all eligible employees. He was paid based on his performance against the same metrics used to assess the performance of similarly-situated employees, and his compensation was commensurate with that of other departmental employees that had comparable levels of seniority and responsibility. This compensation arrangement was approved and ratified by the Audit Committee.

Amended and Restated Stockholders’ Agreement

At the time of completion of the IPO, employees deemed to be “covered stockholders,” (defined to be any employees holding a title at or above the level of “Principal”) entered into the amended and restated stockholders’ agreement, relating to the ownership and disposition of any shares of our common stock owned by them. Pursuant to the stockholders’ agreement, shares held by covered stockholders are subject to limitations on disposition until the five year anniversary of the IPO, which limitations may be waived by the Board or will be removed upon retirement, death or disability in accordance with the agreement. The fifth anniversary of the IPO is November 8, 2011.

Prior to November 8, 2008, the second anniversary of the IPO, each covered stockholder was not permitted to dispose of any shares. On or after such date, the stockholders’ agreement permitted each covered stockholder to dispose of his or her shares as follows:

•                  on or after the second anniversary, each covered stockholder may dispose of up to 25% of his or her shares,

•                  on or after the third anniversary, each covered stockholder may dispose of up to an additional 25% of his or her shares,

•                  on or after the fourth anniversary, each covered stockholder may dispose of up to an additional 25% of his or her shares, and

•                  on or after the fifth anniversary, each covered stockholder may dispose of his or her shares without restriction.

These anniversary permissions are cumulative so that they may be exercised at any future date. As of April 18, 2011, approximately 3,993,421 shares owned by covered stockholders remained subject to the restrictions of the stockholders’ agreement, which represents approximately 11% of our outstanding common stock. Such percentage is based on the 36,233,188 shares outstanding on April 18, 2011, which total includes 4,178,051 unvested shares and excludes 907,558 vested restricted stock units. On November 8, 2011, the fifth anniversary of the IPO, the remaining shares of common stock are expected to be removed from the restrictions of the agreement.

Under the stockholders’ agreement, a covered stockholder may elect “retirement” and terminate his or her employment and be free to sell all shares at any time after the second anniversary of the IPO, without restriction, if such employee (i) is 60 years old or older or (ii) the total number of years served as an employee and such employee’s age is 65 or greater and, in either case, such employee enters into a non-competition, non-solicitation agreement with us providing that the employee will refrain from certain practices involving competitors or potential competitors of us for two years following the date of termination of employment. The stockholders’ agreement also provides that a covered stockholder who does not meet the criteria for retirement who elects to terminate employment with us prior to the fifth anniversary of the IPO may not, within three months or, if earlier, the fifth anniversary of the IPO, engage in any employment in competition with us (as contemplated by the stockholders’ agreement). In addition, a covered stockholder may dispose of subject shares to a family member or a trust or other entity for the benefit of or controlled by the covered stockholder or the covered stockholder’s family member, provided that the family member or trust or other entity agrees in writing to be bound by the terms of the stockholders’ agreement.

With the consent of the Board, covered stockholders may dispose of additional shares at any time, in any amount, regardless of the foregoing restrictions. In addition, the stockholders’ agreement does not restrict the disposition of shares held by a covered stockholder who ceases to be an employee as a result of death or disability, or is terminated by us without “cause” (as such term is defined in the stockholders’ agreement).

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of our common stock as of April 18, 2011, for:

•                  each director and nominee for director,

•                  each named executive officer in the “Summary Compensation Table” beginning on page 37,

•                  all directors (including nominees) and the named executive officers as a group, and

•                  any beneficial owner of more than five percent of our common stock.

In accordance with the rules of the SEC, “beneficial ownership” includes voting or investment power with respect to securities. These amounts reflect the shares outstanding based upon the vesting terms of outstanding restricted stock units and include all currently-unvested shares of restricted stock granted pursuant to the 2010 Year-End Stock Awards, the 2009 Year-End Stock Awards and the 2008 Year-End Stock Awards. Unless otherwise indicated, the address for each person listed below is: c/o KBW, Inc. 787 Seventh Avenue, New York, New York, 10019. To our knowledge, except as may be noted in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percent‡
John G. Duffy(1)	661,549	1.78%
Thomas B. Michaud(2)	556,511	1.50%
Andrew M. Senchak(3)	729,267	1.96%
Mitchell B. Kleinman(4)	263,242	*
Robert Giambrone(5)	198,111	*
Daniel M. Healy(6)	37,070	*
Christopher M. Condron(6)	22,820	*
James K. Schmidt(6)	11,828	*
Michael J. Zimmerman(6)	8,844	*
BlackRock, Inc.(7)(8)	2,055,199	5.53%
T. Rowe Price Associates, Inc.(9)(10)	1,978,690	5.33%
All Directors and Named Executive Officers as a group (9 persons)	2,489,242	6.70%

‡

For purposes of this table, the percentage is calculated based on the 36,233,188 shares of common stock which are entitled to vote at the Meeting and the 907,558 shares underlying vested restricted stock units which are not entitled to vote at the Meeting, for a total of 37,140,746 shares of common stock.

*	Less than 1% of our outstanding shares of common stock.

(1)

Includes (a) 57,835 shares representing his entire unvested 2010 Year-End Stock Award, (b) 18,283 shares representing the unvested portion of his 2009 Year-End Stock Award, (c) 13,442 shares representing the unvested portion of his 2008 Year-End Stock Award, (d) 265,497 shares held in the aggregate by twelve trusts for the benefit of Mr. Duffy’s children, for which he is not the trustee and over which shares he has no voting or investment power and in which shares he has no pecuniary interest (Mr. Duffy disclaims any beneficial ownership of these 265,497 shares) and (e) 100,000 shares pledged by Mr. Duffy to secure a $2,150,000 aggregate principal amount bank loan scheduled to mature on May 31, 2012.

(2)

Includes (a) 57,835 shares representing his entire unvested 2010 Year-End Stock Award, (b) 18,283 shares representing the unvested portion of his 2009 Year-End Stock Award, (c) 13,442 shares representing the unvested portion of his 2008 Year-End Stock Award and (d) 26,875 shares underlying vested restricted stock units held by Mr. Michaud.

(3)

Includes (a) 57,835 shares representing his entire unvested 2010 Year-End Stock Award, (b) 18,283 shares representing the unvested portion of his 2009 Year-End Stock Award, (c) 13,442 shares representing the unvested portion of his 2008 Year-End Stock Award and (d) 364,363 shares which are indirectly beneficially owned by Mr. Senchak and held by the Andrew M. Senchak Family Trust.

(4)

Includes (a) 15,945 shares representing his entire unvested 2010 Year-End Stock Award, (b) 7,949 shares representing the unvested portion of his 2009 Year-End Stock Award, (c) 5,762 shares representing the unvested portion of his 2008 Year-End Stock Award and (d) 124,829 shares underlying vested restricted stock units held by Mr. Kleinman.

(5)

Includes (a) 21,743 shares representing his entire unvested 2010 Year-End Stock Award, (b) 10,930 shares representing the unvested portion of his 2009 Year-End Stock Award, (c) 8,002 shares representing the unvested portion of his 2008 Year-End Stock Award and (d) 26,961 shares underlying vested restricted stock units held by Mr. Giambrone.

(6)

Includes (a) 1,830 shares representing such non-employee director’s entire unvested 2010 stock compensation, (b) 1,262 shares representing the unvested portion of his 2009 stock compensation and (c) 878 shares representing the unvested portion of his 2008 stock compensation.

(7)

Information based on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc., a Delaware corporation (“BlackRock”), which filing was amended on a Schedule 13G/A filed with the SEC on February 7, 2011. According to such filing as so amended, BlackRock and/or certain subsidiaries together beneficially own 2,055,199 shares of our common stock.

(8)	Address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(9)

Information based on a Schedule 13G filed with the SEC on February 9, 2011 by T. Rowe Price Associates, Inc., a Maryland corporation (“Price Associates”). According to such filing, Price Associates beneficially owns 1,978,690 shares of our common stock. Price Associates informed us in written correspondence that these shares are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the shares. Price Associates stated that, while for purposes of the Exchange Act it is deemed to be a beneficial owner of such shares, it expressly disclaims that it is, in fact, the beneficial owner of such shares.

(10)	Address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

PROPOSAL 4

THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (INDEPENDENT AUDITORS)

At its February 22, 2011 meeting, the Audit Committee recommended and approved the appointment of KPMG as our independent registered public accounting firm (independent auditors) to examine our consolidated financial statements for the year ending December 31, 2011. The Company and the Audit Committee are seeking the stockholders’ ratification of such action.

Representatives of KPMG are expected to attend the Meeting and be available to make a statement or respond to appropriate questions.

Your Board and the Audit Committee Recommend a Vote FOR
the Ratification of the Appointment of KPMG LLP as our
Independent Registered Public Accounting Firm (Independent Auditors)

AUDIT COMMITTEE DISCLOSURE

Report of the Audit Committee

The Audit Committee assists the Board in its risk oversight responsibilities, as well as monitors the integrity of our financial statements, the qualifications, performance and independence of our external auditors, the performance of our internal audit function, and the compliance by us with certain legal and regulatory requirements.

The consolidated financial statements of KBW, Inc. for the fiscal year ended December 31, 2010 were audited by KPMG LLP, our independent registered public accounting firm (the “Auditors”). In connection with such financial statements, the Audit Committee has:

(1)               reviewed and discussed the audited financial statements with management and the Auditors,

(2)               discussed with the Auditors the matters required to be discussed by the statement on Auditing Standards No. 61 (as amended), as adopted by the Public Company Accounting Oversight Board, and

(3)               received the written disclosures and letter from the Auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Auditors’ communications with the Audit Committee concerning independence, and discussed with the Auditors their independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s 2010 audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC. The Board has approved this inclusion.

AUDIT COMMITTEE

Daniel M. Healy, Chairman

Christopher M. Condron

Michael J. Zimmerman

Audit Committee Pre-Approval Policy

For audit services, the independent auditor will provide the Audit Committee with an engagement letter, generally during the first quarter of the fiscal year, outlining the scope of the audit services proposed to be performed during the fiscal year. If agreed to, such engagement letter will be formally accepted by the Audit Committee. The independent auditor will submit to the Audit Committee for approval an audit services fee proposal together with or after acceptance of the engagement letter, which fee proposal if accepted constitutes part of the engagement letter. The independent auditor must ensure that all audit services provided to us have been approved by the Audit Committee. The Chief Financial Officer is responsible for tracking all the independent auditor’s audit services fees actually incurred against the estimates provided for such services and to report the results of such monitoring process to the Audit Committee at least annually.

For non-audit services, management will submit to the Audit Committee for approval, generally during the first quarter of the fiscal year (unless impracticable or a later date is agreed to by the committee), the list of non-audit services that it recommends the Audit Committee engage the independent auditor to provide for the fiscal year. The independent auditor will confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, an estimated amount or fee-range for each such non-audit service over the course of the fiscal year will be provided to the Audit Committee. The Audit Committee may consider the amount or range of estimated fees for non-audit services as a factor in determining whether a proposed service could be considered to be an impairment on independence. The Audit Committee must approve both the list of permissible non-audit services and the estimated amount or fee-range for each of such services.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Audit Committee chairman the interim authority to grant pre-approvals of audit-related services and permitted non-audit services, as well as to amend or supplement the scope of, and fees for, audit-related services and the list of permissible non-audit services (including related fees). The Audit Committee will be informed by the independent auditor on a quarterly basis of any new audit or non-audit services that were approved by the chairman between meetings. In addition, to the extent that the scope of services proposed are significantly different than the scope originally pre-approved, or to the extent fees for such non-audit services differ or are reasonably likely to differ from their pre-approved estimates, the independent auditor will request a new or amended pre-approval from the committee.

The Chief Financial Officer is responsible for tracking all the independent auditor’s non-audit services fees actually incurred against the estimates provided for such services, and will report at least annually to the Audit Committee. In the event the invoice in respect of any such service is materially in excess of the estimated amount or range, the Audit Committee must approve such excess amount prior to payment of the invoice. Any requests to pay invoices in excess of the estimated amounts are to include an explanation as to the reason for such overage.

The pre-approval policy for audit and non-audit services does not include a delegation of the Audit Committee’s responsibilities under the Exchange Act to management. The requirement to obtain pre-approval for non-audit services is subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act.

Service Fees Paid to the Independent Registered Public Accounting Firm

KPMG served as our independent auditors with respect to the fiscal years ended December 31, 2010 and 2009. The following table provides a breakdown of aggregate fees paid by us to KPMG for the last two fiscal years. All fees set forth below opposite the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were incurred in connection with services that were pre-approved by the Audit Committee.

	2010	2009
Audit Fees	$1,215,177	$1,156,471
Audit-Related Fees(1)	48,250	47,000
Tax Fees(2)	365,504	308,335
All Other Fees(3)	178,566	308,180
Total	$1,807,497	$1,819,986

(1)	Consists primarily of services related to the Profit Sharing Plan.

(2)	Consists primarily of tax compliance and planning.

(3)	Consists primarily of audits of sponsored partnership entities and accounting advisory services.

ADDITIONAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and 10% stockholders are required under the Exchange Act to file reports of ownership and changes in ownership with the SEC and the NYSE. Copies of these reports must also be furnished to us.

Based solely on our review of the copies of such forms received by us with respect to 2010, we believe all of our directors and executive officers met all applicable filing requirements for that year, except that Mr. Condron filed a Form 4 amendment in March 2010 with respect to a stock purchase in February 2010, due to an administrative oversight on the part of the Company.

Stockholder Proposals For the 2012 Annual Meeting of Stockholders

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material in connection with the 2012 annual meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8—Shareholder Proposals) and received by our Corporate Secretary on or before December 31, 2011. Stockholder proposals to be presented at the 2012 annual meeting of stockholders which are not to be included in our proxy materials must be received by our Corporate Secretary no earlier than March 15, 2012, nor later than April 14, 2012, in accordance with the procedures set forth in the amended and restated bylaws of the Company.

Householding

Under SEC rules, a single copy of proxy materials or single package of notices of Internet availability of proxy materials may be sent to multiple stockholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who have previously consented to receive a single copy of these materials in a manner provided by these rules. Each stockholder to whom we are required to deliver a notice of Internet availability continues to receive a separate notice within that single package. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Stockholders of record may revoke their consent to future householding mailings by contacting Broadridge toll free at (800) 542-1061, or by writing to:

Broadridge

Householding Department

51 Mercedes Way

Edgewood, NY 11717

Certain brokerage firms, banks, or other similar entities holding shares for “street name” holders may household proxy materials or notices. Beneficial owners sharing an address whose shares are held in an account by such entities should contact such entity if they now receive (i) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future or (ii) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future. Additional copies of our proxy materials are available upon request by contacting us as described under “Available Information” below.

Available Information

Our 2010 annual report and Form 10-K, including our financial statements for the year ended December 31, 2010, accompany this Proxy Statement. Stockholders who wish to obtain an additional copy of our 2010 annual report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2010, or a copy of our Corporate Governance Guidelines, Code of Ethics,  Supplemental Code of Ethics or the charters of our Audit Committee, Compensation Committee or CG&N Committee, may do so without charge by doing any of the following:

•                  viewing these documents on the “Investor Relations” section of our web site at www.kbw.com,

•                  contacting Alan Oshiki with Investor Relations at (866) 529-2339,

•                  emailing kbw.inv.relations@kbw.com or

•                  writing to KBW, Inc., Attn: Alan Oshiki, c/o Taylor Rafferty LLC, 48 Wall Street, 32nd Floor, New York, New York 10005.

OTHER BUSINESS

Our management does not know of any other matter to be presented for action at the Meeting. If any other matter should be properly presented at the Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

Mitchell B. Kleinman
General Counsel and Corporate Secretary

New York, New York

April 29, 2011

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KBW, INC. M35239-P06778 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 2. Advisory resolution approving the compensation of the officers disclosed in the proxy statement, or a “say on pay” vote. 3. Advisory vote on the frequency of future “say on pay” votes. 4. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2011. For All Withhold All For All Except 0 0 0 Yes No 1. Election of the following Director nominees for a three-year term: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Sunday, June 12, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Sunday, June 12, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to KBW, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by KBW, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. 0 0 0 0 0 0 0 0 0 0 For Against Abstain KBW, INC. BNY MELLON SHAREOWNER SERVICES P.O. BOX 358015 PITTSBURGH, PA 15252-8015 Toll Free: 877-897-6894 International: 201-680-6685 TTY# Hearing Impaired: 800-231-5469 www.bnymellon.com/shareowner/isd 01) Andrew M. Senchak 02) Christopher M. Condron To change the address on your account, please check the box at right and indicate your new address in the space on the reverse side. Please note that change(s) to the registered name(s) on the account may not be submitted via this method. Please indicate if you plan to attend this meeting. 1 Year 2 Years 3 Years Abstain Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity. 0 0 0 For Against Abstain The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote 1 YEAR on the following proposal: The Board of Directors recommends you vote FOR the following proposal: NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) M35240-P06778 Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The 2011 Notice and Proxy Statement and the 2010 Annual Report are available at www.proxyvote.com Annual Meeting Admission Ticket KBW, Inc. 2011 Annual Meeting of Stockholders Monday, June 13, 2011 10:00 a.m. Eastern Time AMA New York Executive Conference Center 1601 Broadway (between 48th and 49th Streets) New York, NY 10019 (212) 903-8060 www.amaconferencecenters.org This Admission Ticket will be required to admit you to the meeting. Please write your name and address in the space provided below and present this ticket when you enter. Name: Address: City, State and Zip Code: KBW, INC. Annual Meeting of Stockholders June 13, 2011 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints John G. Duffy, Robert Giambrone and Mitchell B. Kleinman, and each of them, as proxies, each with full power to act without the others and with full power of substitution, to vote as indicated on the back of this card all the shares of common stock of KBW, Inc. in this account held in the name of the undersigned at the close of business on April 18, 2011, at the annual meeting of stockholders to be held on June 13, 2011 at 10:00 a.m. Eastern time, and at any adjournment thereof, with all the powers the undersigned would have if personally present. If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the stockholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted FOR the election of all nominees under Proposal 1, FOR Proposals 2 and 4, FOR a frequency of one year under Proposal 3, and in the discretion of the proxies with regard to such other matters as may properly come before the meeting. PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.